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Exhibit 10.11

REVOLVING CREDIT AGREEMENT

        Dated as of May 20, 2002

among

THE MILLS LIMITED PARTNERSHIP,
as Borrower

THE INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders

FLEET NATIONAL BANK,
as Administrative Agent

and

FLEET SECURITIES, INC.,
 as Lead Arranger

and

COMMERZBANK AG, NEW YORK AND GRAND CAYMAN BRANCHES,

as Syndication Agent

and

JPMORGAN CHASE BANK and DRESDNER BANK, AG, NEW YORK BRANCH
as Co-Documentation Agents

i

7.2	Financial Reports	48
7.3	Events of Default	51
7.4	Lawsuits	51
7.5	Insurance	51
7.6	ERISA Notices	51
7.7	Environmental Notices	52
7.8	Labor Matters	53
7.9	Notices of Asset Sales and/or Acquisitions	53
7.10	Tenant Notifications	53
7.11	Other Reports	53
7.12	Other Information	54
ARTICLE VIII AFFIRMATIVE COVENANTS
8.1	Existence, Etc	54
8.2	Powers; Conduct of Business	54
8.3	Compliance with Laws, Etc	54
8.4	Payment of Taxes and Claims	54
8.5	Insurance	55
8.6	Inspection of Property; Books and Records; Discussion	55
8.7	ERISA Compliance	55
8.8	Maintenance of Property	55
8.9	Company Status	55
8.10	Ownership of Property	55
8.11	Distributions of Income to the Borrower	55
8.12	More Restrictive Agreements	56
8.13	Variable Rate Debt	56
ARTICLE IX NEGATIVE COVENANTS
9.1	Sales of Assets	56
9.2	Liens	57
9.3	Conduct of Business	57
9.4	Transactions with Partners and Affiliates	58
9.5	Restriction on Fundamental Changes	58
9.6	Margin Regulations; Securities Laws	58

9.7	ERISA	58
9.8	Organizational Documents	59
9.9	Fiscal Year	59
9.10	Indebtedness	59
9.11	Investments	59
9.12	Other Financial Covenants	60
9.13	Stock Repurchase	61
9.14	Prohibition on Creation of Lien	61
9.15	Restriction on Prepayment of Indebtedness	61
ARTICLE X EVENTS OF DEFAULT; RIGHTS AND REMEDIES
10.1	Events of Default	62
10.2	Rights and Remedies	65
ARTICLE XI THE AGENT
11.1	Appointment	66
11.2	Nature of Duties	67
11.3	Right to Request Instructions	67
11.4	Reliance	67
11.5	Indemnification	67
11.6	Administrative Agent Individually	68
11.7	Successor Administrative Agent	68
11.8	Relations Among the Lenders	69
11.9	Notices	69
11.10	No Representations	69
11.11	Co-Agents	69
ARTICLE XII YIELD PROTECTION
12.1	Taxes	69
12.2	Increased Capital	71
12.3	Change in Legal Restrictions	72
ARTICLE XIII MISCELLANEOUS
13.1	Assignments	72
13.2	Expenses	74

13.3	Indemnity	75
13.4	Change in Accounting Principles	75
13.5	Setoff	75
13.6	Ratable Sharing	76
13.7	Amendments and Waivers	76
13.8	Notices	78
13.9	Survival of Warranties and Agreements	78
13.10	Failure or Indulgence Not Waiver; Remedies Cumulative	78
13.11	Marshaling; Payments Set Aside	78
13.12	Severability	78
13.13	Headings	78
13.14	Governing Law	79
13.15	Limitation of Liability	79
13.16	Successors and Assigns	79
13.17	Certain Consents and Waivers	79
13.18	Counterparts; Effectiveness; Inconsistencies	80
13.19	Limitation on Agreements	81
13.20	Confidentiality	81
13.21	Disclaimers	81
13.22	Entire Agreement	81
13.23	Replacement Notes	81

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Note
Exhibit C	—	Form of Notice of Borrowing
Exhibit D	—	Form of Notice of Conversion/Continuation
Exhibit E	—	Form of Letter of Credit Request
Exhibit F	—	List of Closing Documents
Exhibit G	—	Form of Officer's Certificate
Exhibit H	—	Form of Sample Calculation of Financial Covenants
Exhibit I	—	Form of Guaranty
Exhibit J	—	Revolving Credit Commitments and Pro Rata Share
Schedule D-1	—	Community Centers
Schedule D-2	—	CVS Portfolio
Schedule 6.1-A	—	Organizational Documents
Schedule 6.1-C	—	Structure
Schedule 6.1-H	—	Indebtedness for Borrowed Money
Schedule 6.1-I	—	Pending Actions
Schedule 6.1-P	—	Environmental Matters
Schedule 6.1-Q	—	ERISA Matters
Schedule 6.1-T	—	Insurance Policies

v

REVOLVING CREDIT AGREEMENT

        This REVOLVING CREDIT AGREEMENT, dated as of May 20, 2002 (as amended, supplemented or modified from time to time, the "Agreement"), is entered into among THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership (the "Borrower"), the institutions from time to time parties hereto as Lenders, whether by execution of this Agreement or an Assignment and Acceptance, and FLEET NATIONAL BANK ("Fleet"), as the administrative agent (the "Administrative Agent").

        The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

        1.1    Certain Defined Terms.    The following terms used in this Agreement shall have the following meanings, applicable both to the singular and the plural forms of the terms defined:

          "Adjusted Combined EBITDA" means an amount equal to A (i) Combined EBITDA for any period, minus B (ii) Recurring Land Sales of the Borrower and its wholly owned subsidiaries for the same period as Combined EBITDA is measured, minus (iii) the portion of Recurring Land Sales of Minority Holdings allocable to the Borrower for the same period as Combined EBITDA is measured, minus (iv) Service Revenues of the Borrower and its wholly owned subsidiaries for the same period as Combined EBITDA is measured, minus (v) the portion of Service Revenues of Minority Holdings allocable to the Borrower for the same period as Combined EBITDA is measured, plus (vi) to the extent any debt is actually outstanding under a construction loan made to a Minority Holding which is guaranteed by Borrower, the EBITDA or total revenues or total expenses for the same period as Combined EBITDA is measured, as applicable, allocable to non-Investment Grade rated partners or members with Borrower in such Minority Holdings, from such time as any of such debt shall be outstanding until such time as the guaranty of payment has been reduced to the percentage of such loan equal to the percentage ownership of the Borrower in such Minority Holding.

          "Administrative Agent" is defined in the preamble.

          "Administrative Agent's Head Office" means Administrative Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Administrative Agent may designate from time to time by notice to the Borrower and the Lenders.

          "Affiliate", as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote fifteen percent (15.0%) or more of the equity Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity Securities or by contract or otherwise; provided, however, notwithstanding any of the aforementioned, KanAm shall not be considered an "Affiliate" of the Borrower or TMC.

          "Agreement" is defined in the preamble.

          "Agreement Regarding Fees" means the Agreement Regarding Fees dated of even date herewith between the Borrower, Fleet and Fleet Securities, Inc.

          "Annual EBITDA" means, with respect to any Property, for the immediately preceding consecutive four fiscal quarters, an amount equal to (i) total revenues relating to such Property for such period, less (ii) total operating expenses relating to such Property for such period (it being understood that the foregoing calculation shall exclude interest, income taxes (but not real estate taxes), depreciation, amortization and other non-cash charges as determined in accordance with GAAP and shall be adjusted for non-recurring items such as sales of Properties or sales of Minority Holdings (but allowing for Recurring Land Sales, subject to the limitations described in the definition of Combined EBITDA)); provided, that for each Property which has been owned by the Borrower, a Consolidated Business or a Minority Holding and open for business (or acquired) for a period of less than the immediately preceding consecutive four fiscal quarters, Annual EBITDA shall be calculated on the basis of total revenues and total operating expenses (subject to the same exclusions and adjustments, described above), determined for the immediately preceding consecutive one, two or three fiscal quarters, as applicable with respect to the length of such ownership and/or time the project has been operating, for the period of the Borrower's ownership or since opening, annualized; provided further, that for each Property which has been owned by the Borrower, a Consolidated Business or a Minority Holding and open for business (or acquired) for a period of less than one quarter, no amount shall be included in calculating "Annual EBITDA"; provided, however, that Annual EBITDA shall not include revenues or expenses attributable to the CVS Portfolio.

          "Applicable Lending Office" means, with respect to a particular Lender, (i) its LIBOR Lending Office in respect of provisions relating to LIBOR Rate Loans and (ii) its Domestic Lending office in respect of provisions relating to Base Rate Loans.

          "Applicable Margin" means, with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which the Leverage Ratio then falls, in accordance with the following table. Any change in the Applicable Margin shall be effective (i) on the first Business Day after the receipt by Administrative Agent of the Compliance Certificate required to be delivered to Administrative Agent pursuant to Section 7.2; provided that if a Compliance Certificate required in Section 7.2 hereof has not been delivered by the date such certificates are required to be delivered to Administrative Agent, then until the applicable information has been duly delivered, the greatest Applicable Margin set forth below shall be deemed to apply.

Leverage Ratio	Applicable Margin for LIBOR Rate Loans (% per annum)	Applicable Margin for Base Rate Loans (% per annum)
less than 40%	1.75%	0.25%
40% to less than 45%	2.00%	0.50%
45% to less than 50%	2.25%	0.75%
50% to less than 55%	2.50%	1.00%
55% to less than 62.5%	2.75%	1.25%

          "Approved Fund" means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Assignment and Acceptance" means an Assignment and Acceptance in substantially the form of Exhibit A attached hereto and made a part hereof (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment of a Lender's interest under this Agreement in accordance with the provisions of Section 13.1.

          "Authorized Financial Officer" means a chief executive officer, chief financial officer, treasurer or other qualified senior officer acceptable to the Administrative Agent.

          "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the higher of:

              (i)  the rate of interest announced publicly by Administrative Agent at Administrative Agent's Head Office from time to time, as Administrative Agent's "prime rate"; and

            (ii)  the sum of (A) one-half of one percent (0.50%) per annum plus (B) the Federal Funds Rate in effect from time to time during such period (rounded upwards, if necessary, to the next one-eighth of one percent).

  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

          "Base Rate Loan" means (i) a Loan which bears interest at a rate determined by reference to the Base Rate and the Applicable Margin as provided in Section 4.1(a) or (ii) an overdue amount which was a Base Rate Loan immediately before it became due.

          "Benefit Plan" means a "defined benefit plan" as defined in Section 3(35) of ERISA and any other "pension plan" as defined in Section 3(2) of ERISA subject to Section 302 of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA or in respect of which the Borrower or any ERISA Affiliate has assumed any liability.

          "Borrower" is defined in the preamble.

          "Borrowing" means a borrowing consisting of Loans of the same type made, continued or converted on the same day.

          "Business Day" means a day, in the applicable local time, which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in the city and State as Administrative Agent's Head Office are located or in New York, New York and (ii) in the case of LIBOR Rate Loans, a LIBOR Business Day.

          "Capital Expenditures" means, for any period, the aggregate of all expenditures (whether payable in cash or other Property or accrued as a liability (but without duplication)) during such period that, in conformity with GAAP, are required to be included in or reflected by the Borrower's or any of its Subsidiaries' fixed asset accounts as reflected in any of their respective balance sheets; provided, however, (i) Capital Expenditures shall include, whether or not such a designation would be in conformity with GAAP, (a) that portion of payments under Capital Leases which is capitalized on the Consolidated balance sheet of the Borrower and its Subsidiaries and (b) expenditures for Equipment which is purchased simultaneously with the trade-in of existing Equipment owned by the Borrower or any of its Subsidiaries, to the extent the gross purchase price of the purchased Equipment exceeds the book value of the Equipment being traded in at such time; and (ii) Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the restoration of Property, to the extent reimbursed or financed from insurance or condemnation proceeds.

          "Capital Lease" means any lease of any property (whether real, personal or mixed) by a Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "Capital Stock" means, with respect to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

          "Capitalization Value" means the sum of (i) the Adjusted Combined EBITDA for the immediately preceding consecutive four fiscal quarters divided by 9.00%, (ii) Service Revenues for such period divided by 15.00%, (iii) Cash and Cash Equivalents of the Borrower and its Subsidiaries (including the Borrower's pro rata share of the Minority Holdings' Cash and Cash Equivalents, and (iv) Other Assets at Cost; provided, however, that for purposes of calculating Capitalization Value, the value of Other Assets at Cost shall be included only to the extent that the aggregate amount thereof included in the sum of (i), (ii), (iii) and (iv) does not exceed twenty-two and one-half percent (22.5%) of such sum.

          "Cash and Cash Equivalents" means (i) unrestricted cash, (ii) unrestricted marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (iii) unrestricted domestic and LIBOR certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody's; provided that the maturities of such Cash and Cash Equivalents shall not exceed one year from the date of calculation.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

          "Change in Control" shall exist upon the occurrence of any of the following:

            (a)  TMC shall cease to be the sole general partner of Borrower; or

            (b)  TMC shall cease to own at least fifty percent (50%) of the economic interest of the Borrower; provided that a Change in Control shall not be deemed to have occurred under this clause (b) solely as a result of KanAm holding fifty percent (50%) or more of the economic interest of the Borrower so long as (i) any nominees of any member of KanAm comprise less than fifty percent (50%) of the Board of Directors of TMC, (ii) in any event KanAm is the beneficial owner of securities representing less than forty percent (40%) of the combined voting power of the outstanding securities of TMC, and (iii) in any event TMC owns at least thirty-five percent (35%) of the economic interest of the Borrower; or

            (c)  any Person (including a Person's Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder), other than TMC or any wholly-owned Subsidiary of TMC, shall have acquired after the Closing Date beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of TMC equal to at least twenty-five percent (25%); provided that a Change in Control shall not be deemed to have occurred under this clause (c) solely as a result of KanAm acquiring at least twenty-percent (25%) of the voting stock of TMC so long as (i) any nominees of any member of KanAm comprise less than fifty percent (50%) of the Board of Directors of TMC and (ii) in any event KanAm is the beneficial owner of securities representing less than forty percent (40%) of the combined voting power of the outstanding securities of TMC; or

            (d)  during any twelve-month period on or after the Closing Date, individuals who at the beginning of such period constituted the Board of Directors of TMC (together with any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of TMC was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) ceased for any reason to constitute a majority of the members of the Board of Directors of TMC then in office.

          "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

          "CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.

          "Closing Date" means May 20, 2002.

          "Co-Documentation Agent" means JPMorgan Chase Bank and Dresdner Bank, AG, New York Branch.

          "Combined EBITDA" means the sum of (i) 100% of the Annual EBITDA, Other Operations, Management Fees, Service Revenues and Recurring Land Sales of the Borrower and its wholly-owned Subsidiaries with respect to the Properties and entities wholly-owned by the Borrower or any such Subsidiary; and (ii) the portion of the Annual EBITDA of the Minority Holdings allocable to the Borrower, the Other Operations, Management Fees, the Service Revenues and Recurring Land Sales in accordance with GAAP, provided, however, that Combined EBITDA shall include Annual EBITDA allocable to the Recurring Land Sales (whether of the Borrower, its wholly-owned Subsidiaries or any Minority Holdings) only to the extent that Annual EBITDA allocable to the Recurring Land Sales does not exceed seven percent (7.00%) of Combined EBITDA and also that Combined EBITDA shall include Combined EBITDA allocable to the Service Revenues (whether of the Borrower, its wholly-owned Subsidiaries or any Minority Holdings) only to the extent that Annual EBITDA allocable to the Service Revenues does not exceed ten percent (10.00%) of Combined EBITDA; and provided, further, Combined EBITDA shall not include Annual EBITDA allocable to the Real Property known as the CVS Portfolio. The Other Operations, Management Fees, Service Revenues and Recurring Land Sales shall be measured for the same period as the Annual EBITDA.

          "Combined Equity Value" means Capitalization Value minus Total Adjusted Outstanding Indebtedness.

          "Combined Interest Expense" means, for any period, the sum of (i) interest expense of the Consolidated Businesses paid or accrued in accordance with GAAP during such period and (ii) the portion of the interest expense of Minority Holdings allocable to the Borrower paid or accrued in accordance with GAAP during such period, in each case excluding extraordinary interest expense and prepayment fees, premiums or penalties and net of amortization of deferred costs associated with new financings or refinancings of existing Indebtedness; provided, that with respect to Properties that the Borrower, a Consolidated Business or a Minority Holding has owned and/or has been opened for less than one year and which is included in the calculation of Annual EBITDA above, the interest expense with respect thereto (incurred in connection with any Loans made in connection with the acquisition and/or construction of such Property or in connection with any mortgage loans entered into or assumed in connection therewith) shall be substituted and instead determined for the immediately preceding consecutive one, two or three fiscal quarters, as applicable with respect to the period such Property has been owned or recently opened by the Borrower, a Consolidated Business or a Minority Holding, by taking the principal amount of any loans outstanding at the end of such Fiscal Quarter and multiplying it by the annual interest rate in effect at the end of such quarter; provided further that Combined Interest Expense shall not include any dividends payable by Borrower or TMC on the Series A Preferred Interests prior to the sale, waiver, release, termination or other cancellation by the holders of the Series A Preferred Interests of their option to convert the Series A Preferred Interests to common equity of TMC or Borrower.

          "Commission" means the Securities and Exchange Commission and any Person succeeding to the functions thereof.

          "Community Centers" means those properties listed on Schedule D-1 hereto.

          "Compliance Certificate" is defined in Section 7.2(b).

          "Consolidated" means consolidated in accordance with GAAP.

          "Consolidated Businesses" means TMC, the Borrower and their respective wholly-owned Subsidiaries.

          "Construction Assets" means any Property which is raw land, vacant out parcels, or Property on which construction of material improvements has commenced and is continuing to be performed (such commencement evidenced by foundation excavation) but has not yet produced one full quarter of EBITDA (as such completion shall be evidenced by such Property being opened for business to the general public) and any other non-income producing real estate investment.

          "Construction Assets at Cost" means, with respect to all Construction Assets, the aggregate sums expended on the construction of such improvements including land acquisition costs; provided that, for purposes of making any calculation under this Agreement, "Construction Assets at Cost" of Construction Assets held by Minority Holdings that are not Consolidated in accordance with GAAP (such as those held in a joint venture format), Capitalization Value will consist of (without duplication) the sum of (a) the Borrower's contributed equity, (b) the Borrower's pro-rata share of debt from items that are not Consolidated in accordance with GAAP, (c) the Borrower's Contingent Obligations related to items that are not Consolidated in accordance with GAAP, to the extent not redundant with (b), plus (d) any (non-Borrower) co-venturer's equity in such items that are not Consolidated in accordance with GAAP to the extent that such co-venturer's share of debt was included in the calculation of the Borrower's Total Adjusted Outstanding Indebtedness.

          "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, radioactive materials, asbestos (in any form or condition), polychlorinated biphenyls (PCBs), or any constituent of any such substance or waste, and includes, but is not limited to, these terms as defined in federal, state or local laws or regulations; provided however that "Contaminant" shall not include the foregoing items to the extent (i) the same exist on the applicable Property in negligible or customary amounts and are stored and used in accordance with all Environmental, Health or Safety Requirements of Law or (ii) are used in connection with a tire or battery retail store provided the same are stored, sold and used in accordance with all Environmental, Health or Safety Requirements of Law.

          "Contingent Obligations" means as to any Person (the "guaranteeing person"), without duplication, (i) the amount of any obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP, and (ii) the amount of any obligation required to be disclosed in the footnotes to such Person's financial statements in accordance with GAAP, guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the "primary obligations") of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iv) to reimburse, indemnify or otherwise protect any other person for any advance of funds, issuance of a letter of credit or undertaking of other obligations by such person for the benefit of the primary obligor, or (v) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business, or (y) guarantees or indemnification given to a lender in connection with any non-recourse Indebtedness of Borrower, its Subsidiaries or Minority Holdings, with respect to claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at such Real Property securing such non-recourse Indebtedness, (iii) arise from the presence of any Contaminant on such Real Property securing such non-recourse Indebtedness, (iv) are the result of any unpaid real estate taxes and assessments relating to the Real Property securing such non-recourse Indebtedness, (v) arise as a result of a voluntary bankruptcy filing, or (vi) are based on any usual and customary exclusions for non-recourse limitations governing any non-recourse Indebtedness of Borrower, its Subsidiaries and Minority Holdings, in each case, until such claim is made with respect thereto, and then only to the extent of the amount of such claim. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the above provisions, in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is not non-recourse debt, directly or indirectly to the applicable guarantor), the amount of the guaranty shall be deemed to be 100% thereof unless and so long as such other Person holds an Investment Grade Credit Rating. The amount of such Person's guaranty to be included in Contingent Obligations shall be reduced by an amount equal to the sum of (a) the total amount of the obligations guaranteed pursuant to such joint and several guaranty multiplied by a fraction the numerator of which is the amount of the guaranteed obligations attributable (pursuant to an agreement among the guarantors) to the guarantors (other than such guaranteeing person) holding an Investment Grade Credit Rating and the denominator of which is the total amount of the obligations guaranteed pursuant to such joint and several guaranty and (b) the total amount of the obligations guaranteed multiplied by the product of (I) a fraction the numerator of which is the amount of such guaranteed obligations attributable (pursuant to an agreement among the guarantors) to the guarantors (other than such guaranteeing person) not holding an Investment Grade Credit Rating and the denominator of which is the total amount of the obligations guaranteed pursuant to such joint and several guaranty times (II) a fraction the numerator of which is the amount of such guaranteed obligations attributable (pursuant to an agreement among the guarantors) to the guarantors (other than such guaranteeing person) holding an Investment Grade Credit Rating and the denominator of which is the amount of such guaranteed obligations attributable (pursuant to an agreement among the guarantors) to the guarantors (including such guaranteeing person) holding an Investment Grade Credit Rating, or unless all of the Lenders otherwise determine, based on the creditworthiness of such other Person to reduce the amount of the guaranty to be included in the computation of Contingent Obligations to the extent determined by all of the Lenders.

          "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

          "Credit Rating" means the publicly announced senior unsecured debt rating of a Person given by Moody's or S&P.

          "Cure Loans" is defined in Section 3.2(b)(v)(C).

          "Customary Permitted Liens" means

              (i)  Liens (other than Environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or utility or governmental charges in all cases which are not yet overdue or which are being contested in good faith by appropriate proceedings in accordance with Section 8.4 and with respect to which adequate reserves or other appropriate provisions, if any, are being maintained in accordance with GAAP;

            (ii)  statutory Liens of landlords or Equipment lessors against any Property of the Borrower or any of its Subsidiaries and Liens against any Property in favor of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other Liens against any Property imposed by law created in the ordinary course of business for amounts which are being contested in good faith by appropriate proceedings in accordance with Section 8.4 and with respect to which adequate reserves or other appropriate provisions, if any, are being maintained in accordance with GAAP;

            (iii)  Liens (other than any Lien in favor of the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; provided that (A) all such Liens do not in the aggregate materially detract from the value of the Group's assets or Property or materially impair the use thereof in the operation of their respective businesses, and (B) all Liens of attachment or judgment and Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount of recourse Indebtedness exceeding $5,000,000; and

            (iv)  Liens against any Property arising with respect to zoning restrictions, easements, operating agreements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of Real Property which do not interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries, and do not secure the payment of borrowed money, or materially affect the value thereof or, taken together, to the extent they would not be likely to result in a Material Adverse Effect.

          "CVS Portfolio" means the single tenant net lease properties owned by the Subsidiaries of the Borrower that are operated by third parties as CVS pharmacies as indicated on Schedule D-2 hereto.

          "DOL" means the United States Department of Labor and any Person succeeding to the functions thereof.

          "Dollars" and "$" mean the lawful money of the United States.

          "Domestic Lending Office" means, with respect to any Lender, such Lender's office, located in the United States, specified as the "Domestic Lending Office," under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other United States office of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

          "EBITDA" means, for any period of determination, earnings before interest, taxes, depreciation and amortization (positive or negative).

          "Eligible Assignee" means (i) a Lender or any Affiliate thereof; (ii) a commercial bank having total assets in excess of $5,000,000,000; (iii) the central bank of any country which is a member of the organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $500,000,000 or is otherwise acceptable to the Administrative Agent.

          "Environmental, Health or Safety Requirements of Law" means all Requirements of Law derived from or relating to any federal, state or local law, ordinance, rule, regulation, Permit, license or other binding determination of any Governmental Authority relating to, imposing liability or standards concerning, or otherwise addressing the environment, health and/or safety, including, but not limited to the Clean Air Act, the Clean Water Act, CERCLA, RCRA, any so-called "Superfund" or "Superlien" law, the Toxic Substances Control Act and OSHA, and public health codes, each as from time to time in effect, in each case as applicable to the Borrower or its Property.

          "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirement of Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

          "Environmental Property Transfer Act" means any applicable Requirement of Law that conditions, restricts, prohibits or requires any notification or disclosure triggered by the transfer, sale, lease or closure of any Property or deed or title for any Property for environmental reasons, including, but not limited to, any so-called "Environmental Cleanup Responsibility Act" or "Responsible Property Transfer Act".

          "Equipment" means equipment which is personal property used in connection with the maintenance of Properties.

          "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

          "ERISA Affiliate" means (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

          "ERISA Termination Event" means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Borrower or TMC or any ERISA Affiliate; (iii) the imposition of an obligation on the Borrower or TMC or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or TMC or any ERISA Affiliate from a Multiemployer Plan.

          "Event of Default" means any of the occurrences set forth in Section 10.1 after the expiration of any applicable grace period and the giving of any applicable notice, in each case as expressly provided in Section 10.1.

          "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

          "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

          "FFO" means net income, as determined in accordance with GAAP, excluding gains (or losses) from debt restructuring and sales of property (except Recurring Land Sales), plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (which will be calculated to reflect funds from operations on the same basis).

          "Financial Statements" means (i) quarterly and annual Consolidated statements of income and retained earnings, statements of cash flow, and balance sheets, (ii) such other financial statements as the Borrower shall routinely and regularly prepare and publish on a quarterly or annual basis, and (iii) such other regularly prepared financial statements of the Consolidated Businesses or Minority Holdings as the Administrative Agent or the Requisite Lenders may from time to time reasonably specify; provided, however, that the Financial Statements referenced in clauses (i) and (ii) above shall be prepared in form satisfactory to the Administrative Agent.

          "Fiscal Year" means the fiscal year of the Borrower for accounting and tax purposes, which shall be the 12-month period ending on December 31 of each calendar year.

          "Fixed Charges" means, for the immediately preceding consecutive four fiscal quarters, the sum of (a) Combined Interest Expense and (b) the aggregate of all scheduled principal payments on Total Adjusted Outstanding Indebtedness according to GAAP made or required to be made during such fiscal period for the Consolidated Businesses and Minority Holdings (but excluding balloon payments of principal due upon the stated maturity of an Indebtedness), and (c) the aggregate of all dividends payable on the preferred stock of the Consolidated Businesses not owned by the Borrower or any of its Affiliates.

          "Fleet" is defined in the preamble.

          "Funding Date" means, with respect to any Loan, the date of funding of such Loan.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants' Accounting Principles Board and Financial Accounting Standards Board or in such other statements by such other entity as may be in general use by significant segments of the accounting profession as in effect on the Closing Date (unless otherwise specified herein as in effect on another date or dates).

          "Governmental Approval" means all right, title and interest in any existing or future certificates, licenses, permits, variances, authorizations and approvals issued by any Governmental Authority having jurisdiction with respect to any Property.

          "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Group" means TMC, the Borrower and/or their Subsidiaries.

          "Guaranty" means that certain Guaranty, dated as of even date herewith, made by TMC in favor of the Administrative Agent, as agent for the Lenders, guaranteeing the payment and performance of the Obligations of the Borrower hereunder, substantially in the form of Exhibit I attached hereto and made a part hereof.

          "Holder" means any Person entitled to enforce any of the Obligations, whether or not such Person holds any evidence of Indebtedness, including, without limitation, the Administrative Agent and each other Lender.

          "Improvements" means all buildings, fixtures, structures, parking areas, landscaping and all other improvements whether existing now or hereafter constructed, together with all machinery and mechanical, electrical, HVAC and plumbing systems presently or hereafter located thereon and used in the operation thereof, excluding (a) any such items owned by utility service providers, (b) any such items owned by tenants or other third-parties and (c) any items of personal property.

          "Indebtedness", as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including construction loans) or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements that are not contingent or in respect of obligations to redeem, repurchase or exchange any

  Securities of such Person or agreements to pay dividends in respect of any stock (excluding any ordinary declaration of a dividend), (iii) with respect to letters of credit issued for such Person's account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, or (vi) which are Contingent Obligations; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time; (c) all indebtedness, obligations or other liabilities of such Person in respect of interest rate contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption, excluding any Series A Preferred Interests prior to the sale, waiver, release, termination or other cancellation by the holders of the Series A Preferred Interests of their option to convert the Series A Preferred Interests to common equity of TMC or Borrower; and (e) all Contingent Obligations with respect to any of the foregoing; provided, however, that Indebtedness shall not include any indebtedness attributable to the CVS Portfolio; and provided further that Indebtedness shall not include any obligation of TMC or Borrower to redeem any interest of KanAm in any Minority Holding until such time as such obligation is triggered.

          "Indemnified Matters" is defined in Section 13.3.

          "Indemnitees" is defined in Section 13.3.

          "Initial Funding Date" means the date on or after the Closing Date, on which all of the conditions described in Section 5.1 have been satisfied (or waived) in a manner satisfactory to the Administrative Agent and on which the initial Loans under this Agreement are made by the Lenders to the Borrower.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, any successor statute and any regulations or guidance having the force of law promulgated thereunder.

          "Investment" means, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (iii) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment.

          "Investment Grade" means (i) with respect to Moody's a Credit Rating of Baa3 or higher and (ii) with respect to S&P, a Credit Rating of BBB-or higher.

          "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

          "Issuing Lender" means Fleet, in its capacity as the Lender issuing the Letters of Credit. In the event that the credit rating of Fleet shall not be sufficient to satisfy the credit requirements of the beneficiary of a Letter of Credit, Administrative Agent and Borrower may request that another

  Lender having the required credit rating issue such Letter of Credit, and any such Lender, if it elects to issue such Letter of Credit, shall also be an Issuing Lender.

          "KanAm" means KanAm US, Inc. and all of its Subsidiaries and Affiliates.

          "knowledge" with reference to any member of the Group, means the actual knowledge of an officer of such Person after reasonable inquiry (which reasonable inquiry shall include, without limitation, interviewing and questioning such other Persons as the Borrower or such Subsidiary of the Borrower, as applicable, deems reasonably necessary).

          "Lead Arranger" means Fleet Securities, Inc.

          "Lease" means a lease, license, concession agreement or other agreement providing for the use or occupancy of any portion of any Property, including all amendments, supplements, modifications and assignments, thereof and all side letters or side agreements relating thereto.

          "Lender" means each of Administrative Agent and each financial institution a signatory hereto as a Lender as of the Closing Date and, at any other given time, each financial institution which is a party hereto as a Lender, whether as a signatory hereto or pursuant to an Assignment and Acceptance, and regardless of the capacity in which such entity is acting (i.e. whether as Administrative Agent or Lender). The Issuing Lender shall be a Lender, as applicable.

          "Letter of Credit" means any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with Section 2.4 hereof.

          "Letter of Credit Obligations" means the sum, as of any date of determination, of (i) the maximum amount which the Issuing Lender may be required to pay on such date or at any future time under Letters of Credit, plus (ii) the aggregate amount of all payments that have been made by Issuing Lender with respect to Letters of Credit but have not been reimbursed by the Borrower or converted into Loans pursuant to Section 2.4 hereof.

          "Letter of Credit Request" means a request substantially in the form of Exhibit E attached hereto and made a part hereof.

          "Leverage Ratio" means the ratio, expressed as a percentage, of the Total Adjusted Outstanding Indebtedness to the Capitalization Value.

          "Liabilities and Costs" means all liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or Remedial Action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

          "LIBOR Affiliate" means, with respect to each Lender, the Affiliate of such Lender (if any) set forth below such Lender's name under the heading "LIBOR Affiliate" on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such Affiliate of a Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

          "LIBOR Business Day" means a day on which commercial banks are open for international business (including dealings in Dollar deposits) in the London Interbank Market.

          "LIBOR Interest Period" is defined in Section 4.2(b).

          "LIBOR Interest Rate Determination Date" is defined in Section 4.2(c).

          "LIBOR Lending Office" means, with respect to any Lender, such Lender's office (if any) specified as the "LIBOR Lending Office" under its name on the signature pages hereof or on the Assignment and Acceptance by which it became a Lender or such other office or offices of such Lender as it may from time to time specify by written notice to the Borrower and the Administrative Agent.

          "LIBOR Rate" means, as applicable to any Interest Period for any LIBOR Rate Loan, the rate per annum as determined on the basis of the offered rates for deposits in Dollars, for the period of time comparable to such LIBOR Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) LIBOR Business Days preceding the first day of such LIBOR Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR Rate shall be the rate (rounded upwards to the nearest one-hundred thousandth of one percent, if necessary) for deposits in Dollars for a period substantially equal to the LIBOR Interest Period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Interest Period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such LIBOR Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) LIBOR Business Days preceding the first day of such LIBOR Interest Period as selected by Administrative Agent. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such LIBOR Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) LIBOR Business Days preceding the first day of such LIBOR Interest Period. In the event that Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBOR Rate pursuant to a LIBOR Rate Loan cannot be determined and the provisions of Section 4.2(d) shall apply. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Administrative Agent, then for any period during which such Reserve Percentage shall apply, the LIBOR Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

          "LIBOR Rate Loan" means (i) a Loan which bears interest at a rate determined by reference to the LIBOR Rate and the Applicable Margin for LIBOR Rate Loans, as provided in Section 4.1(a) or (ii) an overdue amount which was a LIBOR Rate Loan immediately before it became due.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other and including, without limitation, any Environmental Lien), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person (that has the practical effect of creating a security interest in respect of such asset), whether granted voluntarily or imposed by law, and includes the interest of a lessor under a Capital Lease or under any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to § 9-505 of the Uniform Commercial Code), naming the owner of such property as debtor, under the Uniform Commercial Code or other comparable law of any jurisdiction.

          "Limited Minority Holdings" means Minority Holdings in which (i) the Borrower, individually or together with its Affiliates, has less than a 25% ownership interest or (ii) the Borrower, individually or together with its Affiliates, has not less than a 25%, nor more than a 50%, ownership interest and does not control or share with its Affiliates or other Person by contract control of the management of such Minority Holdings, whether as the general partner or managing member of such Minority Holding, or otherwise. As used in this definition only, the term "control" shall mean, in accordance with GAAP, the authority to make major management decisions or the management of day-to-day operations of such entity and shall include instances in which the Borrower manages the day-to-day leasing, management, control or development of the Properties of such Minority Holding pursuant to the terms of a management agreement.

          "Limited Partners" means those Persons who from time to time are limited partners of the Borrower; and "Limited Partner" means each of the Limited Partners, individually.

          "Loan" means a loan made by a Lender pursuant to Section 2.1; provided, that if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Conversion/Continuation, the term "Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

          "Loan Account" is defined in Section 3.3(b).

          "Loan Documents" means this Agreement, the Notes, the Guaranty, the Letter of Credit Requests, and all other instruments, agreements and written Contractual Obligations between the Borrower and any of the Lenders pursuant to or in connection with the transactions contemplated hereby.

          "Management Fees" means for a specified period, all amounts recorded by the Group, or its pro-rata share received through Minority Holdings (which are not consolidated in accordance with GAAP), as management fees.

          "Margin Stock" means "margin stock" as such term is defined in Regulation U.

          "Material Adverse Effect" means a material adverse effect upon (i) the financial condition or assets of TMC, the Borrower and their respective Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the ability of the Lenders or the Administrative Agent to enforce any of the Loan Documents.

          "Maximum Revolving Credit Amount" means, at any particular time, the aggregate amount of the Revolving Credit Commitments at such time.

          "Minority Holdings" means partnerships, joint ventures, corporations, limited liability companies or other business associations held or owned directly or indirectly by the Borrower which are not directly or indirectly wholly-owned by the Borrower.

          "Moody's" means Moody's Investor Services, Inc.

          "Multiemployer Plan" means a "multiemployer plan" as defined in Section 3(37) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Borrower or any ERISA Affiliate or in respect of which the Borrower or any ERISA Affiliate has assumed any liability.

          "Non Pro Rata Loan" is defined in Section 3.2(b)(v).

          "Note" means a promissory note substantially in the form attached hereto as Exhibit B payable to a Lender, evidencing certain of the Obligations of the Borrower and executed by the Borrower as required by Section 3.3(a), as the same may be amended, supplemented, modified or restated from time to time; "Notes" means, collectively, all of such Notes outstanding at any given time.

          "Notice of Borrowing" means a notice substantially in the form of Exhibit C attached hereto and made a part hereof.

          "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit D attached hereto and made a part hereof with respect to a proposed conversion or continuation of a Loan pursuant to Section 4.l(c).

          "Obligations" means all Loans, advances, debts, liabilities, obligations, reimbursement obligations relating to Letters of Credit, covenants and duties owing by the Borrower to the Administrative Agent, any other Lender, any Affiliate of the Administrative Agent, any other Lender, or any Person entitled to indemnification pursuant to Section 13.3 of this Agreement, of any kind or nature, arising under this Agreement, the Notes or any other Loan Document. The term includes, without limitation, all interest, charges, expenses, fees, reasonable attorneys' fees and disbursements and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.

          "Officer's Certificate" means, as to a corporation, a certificate executed on behalf of such corporation by the chairman of its board of directors (if an officer of such corporation) or its chief executive officer, president, any of its vice-presidents, its chief financial officer, or its treasurer and, as to a partnership, a certificate executed on behalf of such partnership by the chairman of the board of directors (if an officer of such corporation) or chief executive officer, president, any vice-president, or treasurer of the general partner of such partnership.

          "OP Units" means any class or series of interests of the Borrower now or hereafter authorized, issued or outstanding.

          "Organizational Documents" means, with respect to any corporation, limited liability company, or partnership (i) the articles/certificate of incorporation, formation or limited partnership (or the equivalent organizational documents) of such corporation or limited liability company or limited partnership, (ii) the operating agreement executed by the members in the LLC or the partnership agreement executed by the partners in the partnership, (iii) the by-laws (or the equivalent governing documents) of the corporation, limited liability company or partnership, and (iv) any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such corporation's Capital Stock or such limited liability company's or partnership's equity or ownership interests.

          "OSHA" means the Occupational Safety and Health Act of 1970, 29 U.S.C. §§651 et seq., any amendments thereto, any successor statutes and any regulations or guidance having the force of law promulgated thereunder.

          "Other Asset" means for any member of the Group, (i) any other asset (but without duplication of other assets included in Capitalization Value) which is included in the Consolidated balance sheet of the Group and is not a Construction Asset and (ii) the Borrower's pro-rata share (determined in accordance with GAAP) of any other assets that are not on the Consolidated balance sheet of the Group, such as those owned through Minority Holdings which are not Consolidated in accordance with GAAP and are not Construction Assets.

          "Other Assets at Cost" means, individually or in the aggregate, the book value or historical cost of the Other Assets in question plus Construction Assets at Cost.

          "Other Operations" means, for a specified period, (x) all amounts recorded by the Group as EBITDA for such period in accordance with GAAP, or the Group's pro-rata share of EBITDA for such period received through Minority Holdings (which are not consolidated in accordance with GAAP), minus (without duplication) (y) the aggregate amounts of Service Revenues, Annual EBITDA, Recurring Land Sales, and Management Fees that are included in such amounts of EBITDA for such period.

          "PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

          "Permits" means any permit, consent, approval, authorization, license, variance, or permission required from any Person pursuant to Requirements of Law, including any Governmental Approvals.

          "Permitted REIT Distributions" means the minimum amount necessary for TMC to maintain its tax status as a REIT.

          "Person" means any natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

          "Plan" means an "employee benefit" plan defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA or the Borrower or any ERISA Affiliate has assumed any liability.

          "Potential Event of Default" means an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

          "Prepayment Date" is defined in Section 3.1(d).

          "Process Agent" is defined in Section 13.17(a).

          "Property" means any Real Property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, general intangible, receivable, or other asset owned, leased or operated by any Consolidated Business or any Minority Holding (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

          "Pro Rata Share" means, with respect to any Lender, the percentage obtained by dividing (i) the sum of such Lender's Revolving Credit Commitments (in each case, as adjusted from time to time in accordance with the provisions of this Agreement or any Assignment and Acceptance to which such Lender is a party) by (ii) the aggregate amount of all of the Lenders' Revolving Credit Commitments.

          "RCRA" means the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., any amendments thereto, any successor statutes, and any regulations or guidance having the force of law promulgated thereunder.

          "Real Property" means all of the Borrower's and its Subsidiaries' and Minority Holdings' present and future right, title and interest (including, without limitation, any leasehold estate) in (i) any plots, pieces or parcels of land, (ii) any Improvements of every nature whatsoever (the rights and interests described in clauses (i) and (ii) above being the "Premises"), (iii) all easements, rights of way, gores of land or any lands occupied by streets, ways, alleys, passages, sewer rights, water courses, water rights and powers, and public places adjoining such land, and any other interests in property constituting appurtenances to the Premises, or which hereafter shall in any way belong, relate or be appurtenant thereto, (iv) all hereditaments, gas, oil, minerals (with the right to extract, sever and remove such gas, oil and minerals), and easements, of every nature whatsoever, located in, on or benefiting the Premises and (v) all other rights and privileges thereunto belonging or appertaining and all extensions, additions, improvements, betterments, renewals, substitutions and replacements to or of any of the rights and interests described in clauses (iii) and (iv) above.

          "Recurring Land Sales" means sales of outparcels and/or pad sales.

          "Reference Bank" means Fleet.

          "Register" is defined in Section 13.1(c).

          "Regulation A" means Regulation A of the Federal Reserve Board as in effect from time to time.

          "Regulation T" means Regulation T of the Federal Reserve Board as in effect from time to time.

          "Regulation U" means Regulation U of the Federal Reserve Board as in effect from time to time.

          "Regulation X" means Regulation X of the Federal Reserve Board as in effect from time to time.

          "REIT" means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Internal Revenue Code.

          "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, injection, deposit, disposal, abandonment, or discarding of barrels, containers or other receptacles, discharge, emptying, escape, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

          "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

          "Reportable Event" means any of the events described in Section 4043(b) of ERISA and the regulations having the force of law promulgated thereunder as in effect from time to time but not including any such event as to which the thirty (30) day notice requirement has been waived by applicable PBGC regulations.

          "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit and Environmental, Health or Safety Requirement of Law.

          "Requisite Lenders" means Lenders whose Pro Rata Shares, in the aggregate, are equal to or greater than sixty-six and two thirds percent (66 2/3%); provided, however, that, in the event any of the Lenders shall have failed to fund its Pro Rata Share of any Loan requested by the Borrower or acquire its Pro Rata Share of any Letter of Credit Obligations which such Lenders are obligated to fund or acquire under the terms of this Agreement and any such failure has not been cured as provided in Section 3.2(b)(v)(B), then for so long as such failure continues, "Requisite Lenders" means Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Loans or acquire their respective Pro Rata Shares of such Letter of Credit Obligations have not been so cured) whose Pro Rata shares represent more than sixty-six and two thirds percent (66 2/3%) of the aggregate Pro Rata Shares of such Lenders; provided, further, however, that, in the event that the Revolving Credit Commitments have been terminated pursuant to the terms of this Agreement, "Requisite Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans and Pro Rata Share of Letters of Credit Obligations are greater than sixty-six and two thirds percent (66 2/3%).

          "Reserve Percentage" means for any day with respect to a LIBOR Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves (including, without limitation, all base, supplemental, marginal and other reserves) under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D or any successor or similar regulation), if such liabilities were outstanding. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

          "Revolving Credit Availability" means, at any particular time, the amount by which the Maximum Revolving Credit Amount at such time exceeds the sum of the Revolving Credit Obligations and the Letter of Credit Obligations at such time.

          "Revolving Credit Commitment" means, with respect to any Lender, the obligation of such Lender to make Loans or participate in Letters of Credit pursuant to the terms and conditions of this Agreement, and which shall not exceed the principal amount set forth on Exhibit J attached hereto and made a part hereof or the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance, and "Revolving Credit Commitments" means the aggregate principal amount of the Revolving Credit Commitments of all the Lenders, the maximum amount of which shall be $175,000,000, as reduced from time to time pursuant to Section 3.1.

          "Revolving Credit Obligations" means, at any particular time, the outstanding principal amount of the Loans at such time.

          "Revolving Credit Period" means the period from the Initial Funding Date to the Business Day next preceding the Revolving Credit Termination Date.

          "Revolving Credit Termination Date" means the earlier to occur of (i) May 20, 2005 (or, if not a Business Day, the next preceding Business Day); and (ii) the date of termination of the Revolving Credit Commitments pursuant to the terms of this Agreement.

          "S&P" means Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc.

          "Secured Indebtedness" means any Indebtedness secured by a Lien on Property of the Borrower and any Subsidiary of the Borrower. Secured Indebtedness shall also include Borrower's pro rata share of any Indebtedness of Minority Holdings that is secured by a Lien on Property of Minority Holdings.

          "Secured Leverage Ratio" means the ratio, expressed as a percentage, of the Total Adjusted Outstanding Indebtedness that consists of Secured Indebtedness to the Capitalization Value.

          "Securities" means any stock, shares, voting trust certificates, partnership or LLC interests, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", including, without limitation, any "security" as such term is defined in Section 8-102 of the Uniform Commercial Code, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include the Notes or any other evidence of the Obligations.

          "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

          "Series A Preferred Interests" means the outstanding Series A Cumulative Convertible Preferred Stock of TMC and the underlying Series A Preferred OP Units of Borrower.

          "Service Revenues" means for a specified period all amounts recorded in accordance with GAAP by the Group, or its pro-rata share received through Minority Holdings (which are not consolidated in accordance with GAAP) as leasing commissions and/or development fees.

          "Solvent", when used with respect to any Person, means that at the time of determination:

          (i)    the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); and

          (ii)  the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and

          (iii)  it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and

          (iv)  it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

          "Subsidiary" of a Person means any corporation, limited liability company, general or limited partnership, or other entity of which Securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person, one or more of the other Subsidiaries of such Person or any combination thereof.

          "Syndication Agent" means Fleet Securities, Inc.

          "Taxes" as defined in Section 12.1(a) hereof.

          "Tenant Allowance" means a cash allowance paid to a tenant by the landlord pursuant to a Lease.

          "Term Loan Agreement" means the Credit Agreement, dated as of June 8, 2000, among the Borrower, Bayerische Hypo- Und Vereinsbank, AG, acting by and through its New York Branch, as agent, co-lead arranger and bookrunner, and Commerzbank AG, New York Branch, as documentation agent and co-lead arranger, and the other lenders party thereto, as the same may be amended, modified or restated.

          "TIF Guarantee" means collectively that certain guarantee dated December 19, 2001, given by Colorado Mills Limited Partnership to Denver West Metropolitan District with respect to property taxes and assessment and that certain guarantee contained in the Disposition and Development Agreement dated December 20, 1994, given by TMC to Ontario Redevelopment Agency with respect to property taxes and assessments, and any similar guarantees now or hereafter entered into by TMC, Borrower or any of their respective Subsidiaries or Minority Holdings.

          "TI Work" means any construction or other "buildout" of tenant leasehold improvements to the space demised to such tenant under Leases (excluding such tenant's furniture, fixtures and equipment) performed pursuant to the terms of such Leases, whether or not such tenant improvement work is performed by or on behalf of the landlord or as part of a Tenant Allowance.

          "TMC" is The Mills Corporation, a Delaware Corporation, which is the General Partner of the Borrower.

          "TMLP Partnership Agreement" means that certain Limited Partnership Agreement of the Borrower dated April 21, 1994, as such agreement has been heretofore amended, restated, modified and supplemented and as such agreement hereafter may be amended, restated, modified or supplemented from time to time with the consent of the Administrative Agent or as permitted under Section 9.8.

          "Total Adjusted Outstanding Indebtedness" means, for any period, the sum (without duplication) of (i) the amount of Indebtedness of the Consolidated Businesses set forth or required to be set forth on the then most recent quarterly financial statements of TMC from the Borrower and its wholly-owned Subsidiaries, (ii) the outstanding amount of Indebtedness of Minority Holdings pro rata allocable to the Borrower as of the time of determination, and (iii) without duplication, the Contingent Obligations (including, subject to clause (1) of the proviso immediately following, the TIF Guarantee) of the Consolidated Businesses and, to the extent allocable to the Consolidated Businesses in accordance with GAAP, of the Minority Holdings, provided however that for purposes of this calculation only, the term "Indebtedness" shall not include (1) the TIF Guarantee (provided that the exclusion for the TIF Guarantee shall not exceed 2% of Capitalization Value), (2) (for purposes of avoiding double counting relating to the same underlying obligations) Indebtedness with respect to the letters of credit issued to support guaranties of interest or interest and principal, (3) operating income guaranties or other performance guaranty or completion guaranty obligations, or (4) Contingent Obligations relating to the obligations of any Investment Grade rated, or as otherwise approved by the Lenders, co-venturer.

          "Uniform Commercial Code" means the Uniform Commercial Code as enacted in the State of New York, as it may be amended from time to time.

          "Unused Facility Fee" is defined in Section 4.3(a).

        1.2    Computation of Time Periods.    In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from but excluding" and the words "to" and "until" each mean "to and including". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Any period determined hereunder by reference to a month or months or year or years shall end on the day in the relevant calendar month in the relevant year, if applicable, on the date numerically corresponding to the first day of such period, provided, that if such period commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month during which such period is to end), such period shall, unless otherwise expressly required by the other provisions of this Agreement, end on the last day of the calendar month.

        1.3    Accounting Terms.    Subject to Section 13.4, for purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

        1.4    Other Terms.    All other terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings assigned to such terms by the Uniform Commercial Code to the extent the same are defined therein.

ARTICLE II

AMOUNTS AND TERMS OF LOANS

        2.1    Loans.

          (a)    Availability.    Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "Loan" and, collectively, the "Loans") to the Borrower from time to time during the Revolving Credit Period, in an amount not to exceed such Lender's Pro Rata Share of the Revolving Credit Availability at such time. All Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their then respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of any such failure. Subject to the provisions of this Agreement, the Borrower may repay any outstanding Loan on any day which is a Business Day and any amounts so repaid may be reborrowed, up to the amount available under this Section 2.1(a) at the time of such Borrowing, until the Business Day next preceding the Revolving Credit Termination Date. Each requested Borrowing of Loans funded on any Funding Date shall be in a principal amount of at least $1,000,000 and in integral multiples of $500,000 in excess of that amount; provided, however, that if the aggregate Revolving Credit Commitments outstanding at the time of such requested Borrowing is less than $1,000,000, then the requested Borrowing shall be for the total amount of such outstanding aggregate Revolving Credit Commitments.

          (b)    Notice of Borrowing.    When the Borrower desires to borrow under this Section 2.1, it shall deliver to the Administrative Agent a Notice of Borrowing, signed by it (i) no later than 11:00 a.m. (Boston time) on the Business Day immediately preceding the proposed Funding Date, in the case of a Borrowing of Base Rate Loans and (ii) no later than 11:00 a.m. (Boston time) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of LIBOR Rate Loans. Such Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Borrowing, (iii) the Revolving

  Credit Availability as of the date of such Notice of Borrowing, (iv) whether the proposed Borrowing will be of Base Rate Loans or LIBOR Rate Loans, (v) in the case of LIBOR Rate Loans, the requested LIBOR Interest Period and (vi) instructions for the disbursement of the proceeds of the proposed Borrowing. In lieu of delivering such a Notice of Borrowing (except with respect to a Borrowing of Loans on the Initial Funding Date), the Borrower may give the Administrative Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.1(b), if the Borrower confirms such notice by delivery of the Notice of Borrowing to the Administrative Agent by facsimile transmission promptly, but in no event later than 12:00 noon (Boston time) on the same day. Any Notice of Borrowing (or telephonic notice in lieu thereof, when properly confirmed in accordance with this Section) given pursuant to this Section 2.1(b) shall be irrevocable.

          (c)    Making of Loans.    Promptly after receipt of a Notice of Borrowing under Section 2.1(b) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by facsimile transmission, or other similar form of transmission, of the proposed Borrowing (which notice to the Lenders, in the case of a Borrowing of LIBOR Rate Loans, shall be at least three (3) Business Days in advance of the proposed Funding Date for such Loans). Each Lender shall deposit an amount equal to its Pro Rata Share of the Borrowing requested by the Borrower with the Administrative Agent at Administrative Agent's Head Office, in immediately available funds, not later than 12:00 noon (Boston time) on the respective Funding Date therefor. Subject to the fulfillment of the conditions precedent set forth in Section 5.1 or Section 5.2, as applicable, the Administrative Agent shall make the proceeds of such amounts received by it available to the Borrower at the Administrative Agent's Head Office on such Funding Date (or on the date received if later than such Funding Date) and shall disburse such proceeds in accordance with the Borrower's disbursement instructions set forth in the applicable Notice of Borrowing. The failure of any Lender to deposit the amount described above with the Administrative Agent on the applicable Funding Date shall not relieve any other Lender of its obligations hereunder to make its Loan on such Funding Date. In the event the conditions precedent set forth in Section 5.1 or 5.2 are not fulfilled as of the proposed Funding Date for any Borrowing, the Administrative Agent shall promptly return, by wire transfer of immediately available funds, the amount deposited by each Lender to such Lender.

              (i)  Unless the Administrative Agent shall have been notified by any Lender on the Business Day immediately preceding the applicable Funding Date in respect of any Borrowing that such Lender does not intend to fund its Loan requested to be made on such Funding Date, the Administrative Agent may assume that such Lender has funded its Loan and is depositing the proceeds thereof with the Administrative Agent on the Funding Date therefor, and the Administrative Agent in its sole discretion may, but shall not be obligated to, disburse a corresponding amount to the Borrower on the applicable Funding Date. If the Loan proceeds corresponding to that amount are advanced to the Borrower by the Administrative Agent but are not in fact deposited with the Administrative Agent by such Lender on or prior to the applicable Funding Date, such Lender agrees to pay, and if not paid by such Lender on demand, in addition the Borrower agrees to repay, to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is disbursed to or for the benefit of the Borrower until the date such amount is paid or repaid to the Administrative Agent if paid by the Borrower, at the interest rate applicable to such Borrowing and if paid by such Lender at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent the corresponding amount, the amount so paid shall constitute such Lender's Loan, and if both such Lender and Borrower shall pay and repay such corresponding amount of Administrative Agent's Loan, the Administrative Agent shall promptly pay the Borrower such corresponding amount. This Section 2.1(c)(ii) does not relieve any Lender of its obligation to make its Loan on any applicable Funding Date.

        2.2    Use of Proceeds of Loans.    The proceeds of the Loans to the Borrower hereunder may be used for the purposes of:

          (a)  acquisition of Real Properties, directly or through a Subsidiary or Minority Holding, by the Borrower;

          (b)  development of Real Properties owned and operated, directly or indirectly, by the Borrower (including Minority Holdings);

          (c)  investment in any business, enterprise or activity, unrelated to its business of acquiring, developing, re-developing, leasing and managing predominantly retail Real Properties and portfolios of like Real Properties and providing complementary ancillary services to the retail Real Properties, including the acquisition or disposition of significant non-real estate assets or portfolio assets, provided that such investment, individually or in the aggregate does not contribute greater than two and one-half percent (2 1/2%) of the Capitalization Value; and

          (d)  other general and working capital needs of the Borrower, inclusive of repayment of Indebtedness for borrowed money;

each of which purposes described in clauses (a) through (d) above shall be lawful working capital purposes of the Borrower. The proceeds of the Loans shall not be used directly or indirectly to repurchase stock of TMC or OP Units, except with respect to any redemption of Series A Preferred Interests so long as no Default or Event of Default has occurred and is continuing.

        2.3    Revolving Credit Termination Date.    The Revolving Credit Commitments shall terminate, and all outstanding Revolving Credit Obligations shall be paid in full, on the Revolving Credit Termination Date. Each Lender's obligation to make Loans shall terminate on the Business Day immediately preceding the Revolving Credit Termination Date.

        2.4    Letters of Credit.

          (a)  Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Initial Funding Date through the day that is thirty (30) days prior to the Revolving Credit Termination Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a Letter of Credit Request to the Issuing Lender, provided that (i) no Potential Event of Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Obligations shall not exceed Twenty Million Dollars ($20,000,000.00), (iii) in no event shall the sum of (A) the Revolving Credit Obligations and (B) the amount of the Letter of Credit Obligations (after giving effect to all Letters of Credit requested and any Letters of Credit accepted but unpaid) exceed the Revolving Credit Availability, (iv) the conditions set forth in Sections 5.1 and 5.2, as applicable, shall have been satisfied, and (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Each Letter of Credit Request shall be executed by an Authorized Financial Officer of Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person's authority to request a Letter of Credit on behalf of Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Requisite Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending on the date which is fifteen (15) days prior to the Revolving Credit Termination Date (but in any event the term shall not extend beyond the Business Day prior to the Revolving Credit Termination Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Revolving Credit Availability as a Loan.

          (b)  Each Letter of Credit Request shall be submitted to the Administrative Agent and the Issuing Lender at least ten (10) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by an authorized officer of Borrower that the Borrower and TMC are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

          (c)  The Issuing Lender shall, if it approves of the content of the Letter of Credit Request (which approval shall not be unreasonably withheld), and subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before ten (10) Business Days following receipt of the documents last due pursuant to this Section 2.4(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender. Upon issuance of a Letter of Credit, the Issuing Lender shall provide notice of the issuance of such Letter of Credit to the Administrative Agent and the Lenders and shall provide a copy of such Letter of Credit to Administrative Agent and to any Lender that requests a copy.

          (d)  Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its Pro Rata Share of the amount of such Letter of Credit. No Lender's obligation to participate in a Letter of Credit shall be affected by any other Lender's failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

          (e)  Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fee calculated at the rate of one-eighth of one percent (0.125%) per annum of the amount available to be drawn under such Letter of Credit (which fee shall not be less than $1,000.00 in any event), and (ii) for the accounts of the Lenders in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit. Such fees shall be payable in monthly installments in arrears with respect to each Letter of Credit on the first day of each month following the date of issuance and continuing on each month or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by Issuing Lender.

          (f)    In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Issuing Lender shall promptly notify the Administrative Agent, and the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Base Rate Loan under this Agreement and the Administrative Agent shall promptly notify each Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Administrative Agent, for the Issuing Lender's own account, an amount equal to such Lender's Pro Rata Share of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Administrative Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Administrative Agent, at the Federal Funds Rate. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Administrative Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this Section 2.4(f) until such amount has been funded (as a result of such assignment or otherwise). The failure of any Lender to make funds available to the Administrative Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Administrative Agent pursuant to this Section 2.4(f).

          (g)  If after the issuance of a Letter of Credit pursuant to Section 2.4(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Lender, one of the events described in Sections 10.1(f) or 10.1(g) shall have occurred, each Lender will, on the date such Loan pursuant to Section 2.4 was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Pro Rata Share of the amount of such Letter of Credit. Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

          (h)  Whenever at any time after the Issuing Lender has received from any Lender any such Lender's payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender's participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

          (i)    The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

          (j)    Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither Administrative Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Administrative Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Administrative Agent, Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Administrative Agent, Issuing Lender or the other Lenders in good faith will be binding on Borrower and will not put Administrative Agent, Issuing Lender or the other Lenders under any resulting liability to Borrower.

        2.5    Maximum Credit Facility.    Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate Revolving Credit Obligations exceed the Revolving Credit Availability.

        2.6    Authorized Agents.    On the Closing Date and from time to time thereafter, the Borrower shall deliver to the Administrative Agent an Officer's Certificate setting forth the names of the employees and agents authorized to request Loans or Letters of Credit and to request a conversion/continuation of any Loan and containing a specimen signature of each such employee or agent. The employees and agents so authorized shall also be authorized to act for the Borrower in respect of all other matters relating to the Loan Documents. The Administrative Agent and the Lenders shall be entitled to rely conclusively on such employee's or agent's authority to request such Loan or Letter of Credit or such conversion/continuation until the Administrative Agent receives written notice to the contrary. The Administrative Agent shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing, Letter of Credit Request or Notice of Conversion/Continuation or any other document, and, with respect to an oral request for such a Loan or a Letter of Credit or such conversion/continuation, the Administrative Agent shall have no duty to verify the identity of any person representing himself or herself as one of the employees or agents authorized to make such request or otherwise to act on behalf of the Borrower. None of the Administrative Agent or the Lenders shall incur any liability to the Borrower or any other Person in acting upon any telephonic or facsimile notice referred to above which the Administrative Agent or such Lender reasonably believes to have been given by a person duly authorized to act on behalf of the Borrower and the Borrower hereby indemnifies and holds harmless the Administrative Agent and each other Lender from any loss or expense the Administrative Agent or the Lenders incur in acting in good faith as provided in this Section 2.6, provided, however, that the Borrower shall not indemnify or hold harmless the Administrative Agent or any other Lender from any loss or expense incurred as the result of the Administrative Agent's or such Lender's gross negligence or willful misconduct.

ARTICLE III

PAYMENTS AND PREPAYMENTS

        3.1    Prepayments; Reductions in Revolving Credit Commitments.

          (a)    Voluntary Prepayments.    The Borrower may, at any time and from time to time, prepay the Loans, in part or in their entirety, subject to the following limitations. The Borrower shall give at least two (2) Business Days' prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender) of any prepayment in the entirety to be made prior to the occurrence of an Event of Default, which notice of prepayment shall specify the date (which shall be a Business Day) of prepayment. When notice of prepayment is delivered as provided herein, the outstanding principal amount of the Loans to be prepaid on the prepayment date specified in the notice shall become due and payable on such prepayment date. Each voluntary partial prepayment of the Loans shall be in a minimum amount of $1,000,000. LIBOR Rate Loans may be prepaid in part or in their entirety only upon payment of the amounts described in Section 4.2(f).

          (b)    Voluntary Reductions In Revolving Credit Commitments.    The Borrower may, upon at least ten (10) days' prior written notice to the Administrative Agent (which the Administrative Agent shall promptly transmit to each Lender), at any time and from time to time, terminate in whole or permanently reduce in part the Revolving Credit Commitments; provided that the Borrower shall first have made whatever payment may be required to reduce the sum of the Revolving Credit Obligations and the Letter of Credit Obligations to an amount less than or equal to the Revolving Credit Commitments as reduced or terminated, which amount shall become due and payable on the date specified in such notice. Any partial reduction of the Revolving Credit Commitments shall be in an aggregate minimum amount of $1,000,000, and shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share; provided however, that without terminating the Revolving Credit Commitments, the Revolving Credit Commitments shall not be reduced below $75,000,000. Any notice of termination or reduction given to the Administrative Agent under this Section 3.1(b) shall specify the date (which shall be a Business Day) of such termination or reduction and, with respect to a partial reduction, the aggregate principal amount thereof. No reduction or termination of the Revolving Credit Commitments may be reinstated.

          (c)    No Penalty.    The prepayments and payments in respect of reductions and terminations described in clauses (a) and (b) of this Section 3.1 may be made without premium or penalty (except as provided in Section 4.2(f)).

          (d)    Mandatory Prepayment.    If at any time from and after the Closing Date: (i) the Borrower merges or consolidates with another Person and the Borrower is not the surviving entity, or (ii) the Borrower or any Consolidated Subsidiary or any Minority Holding sells, transfers, assigns or conveys assets, the book value (of the Borrower) of which (computed in accordance with GAAP but without deduction for depreciation), in the aggregate of all such sales, transfers, assignments, foreclosures or conveyances would cause the Capitalization Value immediately after such sale to be less than 75% of the Capitalization Value set forth in the Compliance Certificate delivered pursuant to Section 5.1(j), or (iii) the portion of Capitalization Value attributable to the aggregate Limited Minority Holdings (exclusive of Limited Minority Holdings existing as of the Closing Date) of the Borrower and its Consolidated Subsidiaries exceeds 15% of the then Capitalization Value, or (iv) the Borrower and its Affiliates cease to provide property management and leasing services to Real Properties to which 75% of the Capitalization Value is attributable (the date any such event shall occur being the "Prepayment Date"), the Revolving Credit Commitments shall be terminated and the Borrower shall be required to prepay the Loans in their entirety and return any outstanding Letters of Credit as if the Prepayment Date were the Revolving Credit Termination Date. The Borrower shall immediately make such prepayment together with interest accrued to the date of the prepayment on the principal amount prepaid. In connection with the prepayment of any Loan prior to the maturity thereof, the Borrower shall also pay any applicable expenses pursuant to Section 4.2(f) . Each such prepayment shall be applied to prepay ratably the Loans of the Lenders. Amounts prepaid pursuant to this Section 3.1(d) may not be reborrowed. As used in this Section 3.1(d) only, the phrase "sells, transfers, assigns or conveys" shall not include (i) sales or conveyances among the Borrower and any Consolidated Subsidiaries, (ii) mortgages secured by Real Property, or (iii) sales or conveyances of Securities in the Borrower or TMC or in newly-formed Subsidiaries or Minority Holdings in connection with the acquisition of Real Property.

        3.2    Payments.

          (a)    Manner and Time of Payment.    All payments of principal of and interest on the Loans and other obligations (including, without limitation, fees and expenses) which are payable to the Administrative Agent or any other Lender shall be made without setoff, counterclaim, condition or reservation of right, in lawful money of the United States in immediately available funds, transmitted to the Administrative Agent not later than 11:00 a.m. (Boston time) on the date and at the place due, to such account of the Administrative Agent as it may designate, for the account of the Administrative Agent or such other Lender, as the case may be; and funds received by the Administrative Agent, including, without limitation, funds in respect of any Loans to be made on that date, not later than 11:00 a.m. (Boston time) on any given Business Day shall be credited against payment to be made that day and funds received by the Administrative Agent after that time shall be deemed to have been paid on the next succeeding Business Day. Payments actually received by the Administrative Agent for the account of the Lenders, or any of them, shall be paid to them by the Administrative Agent in immediately available funds promptly after receipt thereof.

          (b)    Apportionment of Payments.    (i) Subject to the provisions of Section 3.2(b)(v), all payments of principal and interest in respect of outstanding Loans, all payments of fees and all other payments in respect of any other Obligations, shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. Subject to the provisions of Section 3.2(b)(ii), all such payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied in the following order:

            (A)  to pay all Obligations then due and payable, and

            (B)  as the Borrower so designates.

  In the event that the Administrative Agent (at its sole discretion, as provided in Section 2.1(c)(ii)) shall have advanced any Loan on behalf of any Lender for which the Administrative Agent has not been reimbursed by the Borrower or Lender, then any payment to be made to such Lender under this Agreement shall first be paid to the Administrative Agent until the Administrative Agent has received all principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of such Lender. Unless otherwise designated by the Borrower, all principal payments in respect of Loans shall be applied first, to repay outstanding Base Rate Loans, and then to repay outstanding LIBOR Rate Loans, with those LIBOR Rate Loans which have earlier expiring LIBOR Interest Periods being repaid prior to those which have later expiring LIBOR Interest Periods.

          (ii)  After the occurrence of an Event of Default and while the same is continuing, the Administrative Agent shall apply all payments in respect of any Obligations in the following order:

            (A)  first, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Administrative Agent in its capacity as Administrative Agent and not as Lender hereunder;

            (B)  second, to pay Obligations in respect of any fees, expense reimbursements or indemnities then due to the Lenders;

            (C)  third, to pay interest then due in respect of Loans;

            (D)  fourth, to the ratable payment or prepayment of principal outstanding on Loans; and

            (E)  fifth, to the ratable payment of all other Obligations.

  In the event that the Administrative Agent (at its sole discretion, as provided in Section 2.1(c)(ii)) shall have advanced any Loan on behalf of any Lender for which the Administrative Agent has not been reimbursed by the Borrower or Lender, then any payment to be made to such Lender under this Agreement shall first be paid to the Administrative Agent until the Administrative Agent has received all principal of and interest on any portion of the Loans which the Administrative Agent may have advanced on behalf of such Lender. The order of priority set forth in this Section 3.2(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Administrative Agent, the other Lenders and other Holders as among themselves. The order of priority set forth in clauses (B) through (E) of this Section 3.2(b)(ii) may at any time and from time to time be changed by the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, any Holder which is not a Lender, or any other Person; provided, however, no such change shall favor one Lender over any other Lender. The order of priority as to payments due to the Administrative Agent with respect to Loans made on behalf of another Lender may be changed only with the prior written consent of the Administrative Agent.

          (iii)  Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent, in its sole discretion subject only to the terms of this Section 3.2(b)(iii), may pay from the proceeds of Loans made to the Borrower hereunder, whether made following a request by the Borrower pursuant to Section 2.1 or a deemed request as provided in this Section 3.2(b)(iii), all amounts payable by the Borrower hereunder, including, without limitation, amounts payable with respect to payments of principal, interest and fees, all reimbursements for expenses pursuant to Section 13.2 and amounts that may be drawn under Letters of Credit. The Borrower hereby irrevocably authorizes the Lenders, upon the occurrence and during the continuation of an Event of Default, to make Loans, which Loans shall be Base Rate Loans, in each case, upon notice from the Administrative Agent as described in the following sentence for the purpose of paying principal, interest and fees due from the Borrower, reimbursing expenses pursuant to Section 13.2, paying amounts that are drawn under Letters of Credit and paying any and all other amounts due and payable by the Borrower hereunder or under the Notes, and agrees that all such Loans so made shall be deemed to have been requested by it pursuant to Section 2.1 as of the date of the aforementioned notice. If demanded by Administrative Agent in its absolute and sole discretion after the occurrence of an Event of Default, Borrower will deposit with and pledge to Administrative Agent cash in an amount equal to the amount of all Letter of Credit Obligations. Such amounts will be pledged to and held by Administrative Agent for the benefit of the Lenders as security for any Letter of Credit Obligations and all other Obligations. Upon any draws under Letters of Credit, at Administrative Agent's sole discretion, Administrative Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and the Lenders have no further obligation to make Loans or issue Letters of Credit, such proceeds deposited by Borrower will be released to Borrower. The Administrative Agent shall request Loans on behalf of the Borrower as described in this section by notifying the Lenders by facsimile transmission or other similar form of transmission (which notice the Administrative Agent shall thereafter promptly transmit to the Borrower), of the amount and Funding Date of the proposed Borrowing and that such Borrowing is being requested on the Borrower's behalf pursuant to this Section 3.2(b)(iii). On the proposed Funding Date, the Lenders shall make the requested Loans in accordance with the procedures and subject to the conditions specified in Section 2.1.

          (iv)  Subject to Section 3.2(b)(v), the Administrative Agent shall promptly distribute to each other Lender at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender or other Holder may request in writing, such funds as such Person may be entitled to receive, subject to the provisions of Article XI; provided that the Administrative Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Holder and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

          (v)  In the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Loan being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Revolving Credit Commitments, the proceeds of all amounts thereafter repaid to the Administrative Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Administrative Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

            (A)  the foregoing provisions of this Section 3.2(b)(v) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to Section 4.1(c);

            (B)  a Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Loan (without waiver by the Borrower of any claim against such Lender arising as a consequence of such failure) at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Loan (as reduced by such Lender's Pro Rata Share of any principal prepayments occurring after the date of such Non Pro Rata Loan) is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this Section 3.2(b)(v), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

            (C)  amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Loan ("Cure Loans") shall bear interest at the same rate as, and for all other purposes of this Agreement shall be treated as if they were Loans similar to, the advances that would have been made had such Lender advanced its Pro Rata Share of the requested Loan; and

            (D)  regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the other terms of this Section 3.2, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans.

  Notwithstanding anything herein to the contrary, the provisions of this Section 3.2(b)(v) shall not apply to Loans to be made pursuant to Section 2.4(f) or to a failure of a Lender to fund its Pro Rata Share of an advance under a Letter of Credit pursuant to Section 2.4(g).

          (c)    Payments on Non-Business Days.    Whenever any payment to be made by the Borrower hereunder or under the Notes is stated to be due on a day which is not a Business Day, the payment shall instead be due on the next succeeding Business Day (or, as set forth in Section 4.2(b)(iii), the next preceding Business Day).

          (d)    Obligations Absolute.    The obligations of the Borrower to the Lenders under this Agreement (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lender (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan

  Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender's good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Event of Default or Potential Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender.

          (e)    Distribution of Payments.    If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

        3.3    Promise to Repay; Evidence of Indebtedness.

          (a)    Promise to Repay.    The Borrower hereby agrees to pay when due the principal amount of each Loan which is made, and further, agrees to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes. The Borrower shall execute and deliver to each Lender on the Closing Date, a Note evidencing the Loans and thereafter shall execute and deliver such other Notes as are necessary to evidence the Loans owing to the Lenders after giving effect to any assignment thereof pursuant to Section 13.1, all in form and substance acceptable to the Administrative Agent and the parties to such assignment (all such promissory notes and all amendments thereto, replacements thereof and substitutions therefor being collectively referred to as the "Notes"; and "Note" means any one of the Notes).

          (b)    Loan Account.    Each Lender shall maintain in accordance with its usual practice an account or accounts (a "Loan Account") evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder and under the Notes.

          (c)    Control Account.    The Register maintained by the Administrative Agent pursuant to Section 13.1(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the type of Loan comprising such Borrowing and any LIBOR Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder or under the Notes and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender's share thereof.

          (d)    Entries Binding.    The entries made in the Register and each Loan Account shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE IV

INTEREST AND FEES

        4.1    Interest on the Loans and other Obligations.

          (a)    Rate of Interest.    All Loans and the outstanding principal balance of all other Obligations shall bear interest on the unpaid principal amount thereof from the date such Loans are made and such other Obligations are due and payable until paid in full, except as otherwise provided in Section 4.1(d), as follows:

              (i)  If a Base Rate Loan or an Obligation other than a LIBOR Rate Loan, at a rate per annum equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) the then Applicable Margin for Base Rate Loans; and

            (ii)  If a LIBOR Rate Loan, at a rate per annum equal to the sum of (A) the LIBOR Rate determined for the applicable LIBOR Interest Period, plus (B) the then Applicable Margin for LIBOR Rate Loans.

  The applicable basis for determining the rate of interest on the Loans shall be selected by the Borrower at the time a Notice of Borrowing or a Notice of Conversion/Continuation is delivered by the Borrower to the Administrative Agent; provided, however, that the Borrower may not select the LIBOR Rate as the applicable basis for determining the rate of interest on such a Loan if at the time of such selection an Event of Default or a Potential Event of Default has occurred and is continuing and further provided, that from and after the occurrence of an Event of Default, each LIBOR Rate Loan then outstanding may, at the Administrative Agent's option, convert to a Base Rate Loan. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then the Borrower shall be deemed to have submitted a Notice of Conversion/Continuation with respect to the full amount of such LIBOR Loan requesting a Base Rate Loan.

          (b)    Interest Payments.    (i) Interest accrued on each Loan, whether a Base Rate Loan or a LIBOR Rate Loan, shall be calculated and payable in arrears on the first Business Day of each calendar month commencing on the first such day following the making of such Loan and if not theretofore paid in full, at maturity (whether by acceleration or otherwise) of such Loan.

            (ii)  Interest accrued on the principal balance of all other Obligations shall be calculated and payable in arrears on the first Business Day of each calendar month, commencing on the first such day following the incurrence of such Obligation and if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

          (c)    Conversion or Continuation.    The Borrower shall have the option (A) to convert at any time all or any part of outstanding Base Rate Loans to LIBOR Rate Loans; (B) to convert all or any part of outstanding LIBOR Rate Loans having LIBOR Interest Periods which expire on the same date to Base Rate Loans on such expiration date; or (C) to continue all or any part of outstanding LIBOR Rate Loans having LIBOR Interest Periods which expire on the same date as LIBOR Rate Loans, and the succeeding LIBOR Interest Period of such continued Loans, shall commence on such expiration date; provided, however, no such outstanding Loan may be continued as, or be converted into, a LIBOR Rate Loan (i) if the continuation of, or the conversion into, would violate any of the provisions of Section 4.2 or (ii) if an Event of Default or Potential Event of Default has occurred and is continuing. Any conversion into or continuation of LIBOR Rate Loans under this Section 4.1(c) shall be in a minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess of that amount, except in the case of a conversion into or a continuation of an entire Borrowing of Non Pro Rata Loans outstanding at any one time.

              (i)  To convert or continue a Loan under Section 4.1(c)(i), the Borrower shall deliver a Notice of Conversion/Continuation to the Administrative Agent no later than 11:00 a.m. (Boston time) at least three (3) Business Days in advance of the proposed conversion/continuation date. A Notice of Conversion/ Continuation shall specify (A) the proposed conversion/continuation date (which shall be a Business Day), (B) the principal amount of the Loan to be converted/continued, (C) whether such Loan shall be converted and/or continued, and (D) in the case of a conversion to, or continuation of, a LIBOR Rate Loan, the requested LIBOR Interest Period. In lieu of delivering a Notice of Conversion/ Continuation, the Borrower may give the Administrative Agent telephonic notice of any proposed conversion/ continuation by the time required under this Section 4.1(c)(ii), if the Borrower confirms such notice by delivery of the Notice of Conversion/Continuation to the Administrative Agent by facsimile transmission promptly, but in no event later than 12:00 p.m. (Boston time) on the same day. Promptly after receipt of a Notice of Conversion/Continuation under this Section 4.1(c)(ii) (or telephonic notice in lieu thereof), the Administrative Agent shall notify each Lender by facsimile transmission, or other similar form of transmission, of the proposed conversion/continuation. Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) given pursuant to this Section 4.1(c)(ii) shall be irrevocable, and the Borrower shall be bound to convert or continue in accordance therewith. In the event no Notice of Conversion/Continuation is delivered at least three (3) Business Days in advance of the proposed conversion/continuation date with respect to outstanding LIBOR Rate Loans, upon the expiration of the LIBOR Interest Period applicable thereto, such Loans shall automatically be converted to Base Rate Loans. If on any day any Loan is outstanding with respect to which notice has not been timely delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest on that day, then the Borrower shall be deemed to have submitted a Notice of Conversion/Continuation with respect to the full amount of such LIBOR Loan requesting a Base Rate Loan.

          (d)    Default Interest.    Notwithstanding the rates of interest specified in Section 4.1(a) or elsewhere in this Agreement, effective immediately upon the occurrence of an Event of Default, and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and other Obligations shall bear interest at a rate equal to the sum of (A) the Base Rate, as in effect from time to time as interest accrues, plus (B) three percent (3.0%) per annum. In addition, a late charge of five percent (5%) of the amount of any installment which is not paid on or within ten (10) days after the due date thereof shall be due and payable to the Lenders to cover the extra expense involved in handling delinquent payments. Said "late charge" shall be due and payable on demand by Administrative Agent.

          (e)    Computation of Interest.    Interest on all Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of the Loan or the first day of a LIBOR Interest Period, as the case may be, shall be excluded and the date of payment or the expiration date of a LIBOR Interest Period, as the case may be, shall be included; provided, however, if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on such Loan.

          (f)    LIBOR Rate Information.    Upon the reasonable request of the Borrower from time to time, the Administrative Agent shall promptly provide to the Borrower such information with respect to the applicable LIBOR Rate as may be so requested.

        4.2    Special Provisions Governing LIBOR Rate Loans.

          (a)    Amount of LIBOR Rate Loans.    Each LIBOR Rate Loan shall be in a minimum principal amount of $1,000,000 and in integral multiples of $1,000,000 in excess of that amount.

          (b)    Determination of LIBOR Interest Period.    By giving notice as set forth in Section 2.1(b) (with respect to a Borrowing of LIBOR Rate Loans) or Section 4.1(c) (with respect to a conversion into or continuation of LIBOR Rate Loans), the Borrower shall have the option, subject to the other provisions of this Section 4.2, to select an interest period (each, a "LIBOR Interest Period") to apply to the Loans described in such notice, subject to the following provisions:

              (i)  The Borrower may only select, as to a particular Borrowing of LIBOR Rate Loans, a LIBOR Interest Period of weekly (with the approval of all Lenders) or one, two, three or six months or one year in duration, if available to all Lenders;

            (ii)  In the case of immediately successive LIBOR Interest Periods applicable to a Borrowing of LIBOR Rate Loans, each successive LIBOR Interest Period shall commence on the day on which the next preceding LIBOR Interest Period expires;

            (iii)  If any LIBOR Interest Period would otherwise expire on a day which is not a Business Day, such LIBOR Interest Period shall be extended to expire on the next succeeding Business Day if the next succeeding Business Day occurs in the same calendar month, and if there will be no succeeding Business Day in such calendar month, the LIBOR Interest Period shall expire on the immediately preceding Business Day;

            (iv)  The Borrower may not select a LIBOR Interest Period as to any Loan if such LIBOR Interest Period terminates later than the Revolving Credit Termination Date; and

            (v)  There shall be no more than seven (7) LIBOR Rate Loans outstanding at any one time.

          (c)    Determination of LIBOR Interest Rate.    As soon as practicable on the second LIBOR Business Day prior to the first day of each LIBOR Interest Period (the "LIBOR Interest Rate Determination Date"), the Administrative Agent shall determine (pursuant to the procedures set forth in the definition of "LIBOR Rate") the interest rate which shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable LIBOR Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender. The Administrative Agent's determination shall be presumed to be correct, absent manifest error, and shall be binding upon the Borrower.

          (d)    Interest Rate Unascertainable, Inadequate or Unfair.    In the event that at least one (1) Business Day before the LIBOR Interest Rate Determination Date:

              (i)  the Administrative Agent is advised by the Reference Bank that deposits in Dollars (in the applicable amounts) are not being offered to the Reference Bank in the London interbank market for such LIBOR Interest Period; or

            (ii)  the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBOR Rate then being determined is to be fixed; or

            (iii)  the Requisite Lenders advise the Administrative Agent that the LIBOR Rate for LIBOR Rate Loans comprising such Borrowing will not adequately reflect the cost to such Requisite Lenders of obtaining funds in Dollars in the London interbank market in the amount substantially equal to such Lenders' LIBOR Rate Loans in Dollars and for a period equal to such LIBOR Interest Period;

  then the Administrative Agent shall forthwith give notice thereof to the Borrower, whereupon (until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist) the right of the Borrower to elect to have Loans bear interest based upon the LIBOR Rate shall be suspended and each outstanding LIBOR Rate Loan shall be converted into a Base Rate Loan on the last day of the then current LIBOR Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary.

          (e)    Illegality.    (i) If at any time any Lender determines (which determination shall, absent manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any LIBOR Rate Loan has become unlawful or impermissible by compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination, in writing, to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender.

            (ii)  When notice is given by a Lender under Section 4.2(e)(i), (A) the Borrower's right to request from such Lender and such Lender's obligation, if any, to make LIBOR Rate Loans shall be immediately suspended, and such Lender shall make a Base Rate Loan as part of any requested Borrowing of LIBOR Rate Loans and (B) if the affected LIBOR Rate Loan or Loans are then outstanding, the Borrower shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day's prior written notice to the Administrative Agent and the affected Lender, convert each such Loan into a Base Rate Loan.

            (iii)  If at any time after a Lender gives notice under Section 4.2(e)(i) such Lender determines that it may lawfully make LIBOR Rate Loans, such Lender shall promptly give notice of that determination, in writing, to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower's right to request, and such Lender's obligation, if any, to make LIBOR Rate Loans shall thereupon be restored.

            (iv)  Notwithstanding the foregoing, in the event that any Lender gives such a notice, at the Borrower's sole election, the Borrower may identify an Eligible Assignee not giving such a notice to whom the Lender which has given such a notice shall assign its interest in the Loans at par pursuant to the terms of an Assignment and Acceptance substantially in the form attached as Exhibit A.

          (f)    Compensation.    In addition to all amounts required to be paid by the Borrower pursuant to Section 4.1 and Article XII, the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's LIBOR Rate Loans to the Borrower but excluding losses or expenses incurred as the result of such Lender's gross negligence or willful misconduct) which that Lender may sustain (i) if for any reason a Borrowing, conversion into or continuation of LIBOR Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation given by the Borrower or in a telephonic request by it for borrowing or conversion/continuation or a successive LIBOR Interest Period does not commence after notice therefor is given pursuant to Section 4.1(c), including, without limitation, pursuant to Section 4.2(d), (ii) if for any reason any LIBOR Rate Loan is prepaid (including, without limitation, mandatorily pursuant to Section 3.1(d)) on a date which is not the last day of the applicable LIBOR Interest Period, (iii) as a consequence of a required conversion of a LIBOR Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 4.2(d), or (iv) as a consequence of any failure by the Borrower to repay a LIBOR Rate Loan when required by the terms of this Agreement, including, without limitation, an amount equal to daily interest for the unexpired portion of such LIBOR Interest Period on the LIBOR Rate Loan or portion thereof so repaid or converted at a per annum rate equal to the excess, if any, of (A) the interest rate calculated on the basis of the LIBOR Rate applicable to such LIBOR Rate Loan minus (B) the LIBOR Rate in effect as of such repayment or conversion which has a maturity date most closely approximating the last day of such existing LIBOR Interest Period. Such amount shall be reduced to present value by using the LIBOR Rate for the new interest period and the number of days remaining in the unexpired portion of the LIBOR Interest Period in question. The Lender making demand for such compensation shall deliver to Administrative Agent who shall forward to the Borrower, concurrently with such demand, a written statement setting forth in reasonable detail such losses, expenses and liabilities, and such statement shall be conclusive as to the amount of compensation due to that Lender, absent manifest error.

          (g)    Booking of LIBOR Rate Loans.    Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of, its LIBOR Lending Office or LIBOR Affiliate or its other offices or Affiliates. No Lender shall be entitled, however, to receive any greater amount under Sections 3.2 or 4.2(f) or Article XII as a result of the transfer of any such LIBOR Rate Loan to any office (other than such LIBOR Lending office) or any Affiliate (other than such LIBOR Affiliate) than such Lender would have been entitled to receive immediately prior thereto, unless (i) the transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and (ii) such claim would have arisen even if such transfer had not occurred.

          (h)    Affiliates Not Obligated.    No LIBOR Affiliate or other Affiliate of any Lender shall be deemed a party to this Agreement or shall have any liability or obligation under this Agreement unless such LIBOR Affiliate, itself, is a Lender.

          (i)    Adjusted LIBOR Rate.    Any failure by Administrative Agent to take into account the LIBOR Reserve Percentage when calculating interest due on LIBOR Rate Loans shall not constitute, whether by course of dealing or otherwise, a waiver by Administrative Agent or the Lenders of their right to collect such amount for any future period.

        4.3    Fees.

          (a)    Unused Facility Fee.    The Borrower shall pay to the Administrative Agent, for the account of the Lenders based on their respective Pro Rata Shares, a fee (the "Unused Facility Fee"), accruing at a per annum rate as set forth below on the average daily amount by which the total Revolving Credit Commitments exceed the outstanding principal amount of Loans and the

  Letter of Credit Obligations during such month or portion thereof. The Unused Facility Fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily amount of the outstanding principal amount of the Loans and the Letter of Credit Obligations during such month to (b) the total Revolving Credit Commitments, and if such ratio is less than fifty percent (50%), the Unused Facility Fee shall be payable at the rate of 0.25%, and if such ratio is equal to or greater than fifty percent (50%), the Unused Facility Fee shall be payable at the rate of 0.20%. Such fee shall be payable quarterly, in arrears, commencing on the Closing Date and on the first Business Day of each calendar quarter thereafter. The Unused Facility Fee shall also be payable upon any termination of the Revolving Credit Commitments, which payment shall be prorated for any partial quarter during which termination of the Revolving Credit Commitments occurs. Notwithstanding the foregoing, in the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement, (A) the portion of the Unused Facility Fee with respect to such Lender's Revolving Credit Commitment shall abate until such failure has been cured in accordance with Section 3.2(b)(v)(B) and (B) until such time, the Unused Facility Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Loan, shall be allocated among such performing Lenders ratably based upon their relative Revolving Credit Commitments.

          (b)    Administrative Agent's Fee.    The Borrower shall pay to the Administrative Agent, for the Administrative Agent's own account, an annual Administrative Agent's fee as provided in the Agreement Regarding Fees. The Administrative Agent's fee shall be payable monthly in arrears on the first day of each month for the immediately preceding month or portion thereof. The Administrative Agent's fee shall also be paid upon the Revolving Credit Termination Date or earlier termination of the Revolving Credit Commitments. The Administrative Agent's fee for any partial month shall be prorated.

          (c)    Calculation and Payment of Fees.    All fees shall be calculated on the basis of the actual number of days elapsed during the relevant period in a 360-day year. All fees shall be payable in addition to, and not in lieu of, interest, compensation, expense reimbursements, indemnification and other Obligations. Fees shall be payable to the Administrative Agent at Administrative Agent's Head Office in immediately available funds. All fees shall be fully earned and nonrefundable when paid. All fees due to any other Lender, including, without limitation, those referred to in this Section 4.3, shall bear interest, if not paid when due, at the interest rate specified in Section 4.1(d) and shall constitute Obligations.

          (d)    Limitation on Interest.    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower and the Lenders and the Administrative Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This section shall control all agreements between the Borrower and the Lenders and the Administrative Agent.

ARTICLE V

CONDITIONS TO LOANS AND ISSUANCE OF LETTERS OF CREDIT

        5.1    Conditions Precedent to the Initial Loans and Letters of Credit.    The obligation of each Lender on the Initial Funding Date to make any Loan requested to be made by it or of the Issuing Lender on the Initial Funding Date to issue any Letter of Credit requested of it shall be subject to the satisfaction or waiver of all of the following conditions precedent:

          (a)    Documents.    The Administrative Agent shall have received on or before the Initial Funding Date all of the following:

              (i)  this Agreement, the Notes, the Guaranty and, to the extent not otherwise specifically referenced in this Section 5.1(a), all other Loan Documents and agreements, documents and instruments described in the List of Closing Documents attached hereto as Exhibit F and made a part hereof, each duly executed and in form and substance satisfactory to the Administrative Agent; and a legal opinion from Hogan & Hartson L.L.P., counsel to TMC & the Borrower, satisfactory in form and substance to the Administrative Agent and delivered to the Administrative Agent and the Lenders, and Long Aldridge & Norman LLP; and

            (ii)  such additional documentation as the Administrative Agent may reasonably request.

          (b)    No Legal Impediments.    No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received any notice that litigation is pending or threatened which is likely to (i) enjoin, prohibit or restrain the making of the Loans or the issuance of any Letter of Credit on the Initial Funding Date or (ii) impose or result in the imposition of a Material Adverse Effect.

          (c)    No Change in Condition.    No change in the business, assets, management, operations, financial condition or prospects of TMC, the Borrower or any of their respective Properties or Subsidiaries shall have occurred since December 31, 2001 which change, in the judgment of the Administrative Agent, will have or is reasonably likely to have a Material Adverse Effect.

          (d)    Interim Liabilities and Equity.    Except as disclosed to the Administrative Agent and the Lenders, since December 31, 2001, Borrower has not (i) entered into any material (as determined in good faith by the Administrative Agent) commitment or transaction, including, without limitation, transactions for borrowings and Capital Expenditures, which are not in the ordinary course of the Borrower's business, (ii) declared or paid any dividends or other distributions which are not in the ordinary course of the Borrower's business, (iii) established compensation or employee benefit plans, or (iv) redeemed any equity Securities in the Borrower or TMC.

          (e)    No Loss of Material Agreements and Licenses.    Since December 31, 2001, no agreement or license relating to the business, operations or employee relations of the Borrower or any of its Properties shall have been terminated, modified, revoked, breached or declared to be in default, the termination, modification, revocation, breach or default under which, in the reasonable judgment of the Administrative Agent, would result in a Material Adverse Effect.

          (f)    No Default.    No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the Loans or the issuance of such Letter of Credit.

          (g)    Representations and Warranties.    All of the representations and warranties contained in Section 6.1 and in any of the other Loan Documents (other than representations and warranties which expressly speak as to a different specific date) shall be true and correct in all material respects on and as of the Initial Funding Date.

          (h)    Fees and Expenses Paid.    There shall have been paid to the Administrative Agent, for the accounts of the Administrative Agent and the other Lenders, as applicable, all fees due and payable on or before the Initial Funding Date and all expenses due and payable on or before the Initial Funding Date, including, without limitation, reasonable attorneys' fees and expenses, and other costs and expenses incurred in connection with the Loan Documents.

          (i)    Financial Statements.    There shall have been delivered to the Administrative Agent, for each of the Lenders, the financial statements and certificates with respect to the Fiscal Year ending December 31, 2001 required pursuant to Section 7.2(b), including those required pursuant to Section 7.2(b)(ii).

          (j)    Compliance Certificate.    A Compliance Certificate dated as of the Initial Funding Date demonstrating compliance with each of the covenants calculated therein as of December 31, 2001 (or March 31, 2002 if TMC has as of the Closing Date released its financial information through the end of such period), adjusted to reflect any acquisition, disposition, financings or other major transactions after such date, and reflecting the Loan and the use of proceeds thereof.

          (k)    Satisfaction of Existing Revolving Credit Facility.    Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that the existing $75,000,000.00 revolving credit facility agented by Bayerische Hypo- Und Vereinsbank, AG, acting by and through its New York Branch, has been terminated and satisfied.

          (l)    Amendment of Term Loan Agreement.    The Administrative Agent shall receive evidence satisfactory to it that the maturity date under the Term Loan Agreement has been extended to a date not earlier than the Revolving Credit Termination Date and that the provisions of the Term Loan Agreement have been modified to conform to the provisions of this Agreement as required by Administrative Agent.

        5.2    Conditions Precedent to All Subsequent Loans and Letters of Credit.    The obligation of each Lender to make any Loan requested to be made by it and of the Issuing Lender to issue any Letter of Credit requested to be issued by it on any date after the Initial Funding Date is subject to the following conditions precedent as of each such date:

          (a)    Representations and Warranties.    As of such date, both before and after giving effect to the Loans to be made or the Letters of Credit to be issued on such date, all of the representations and warranties of the Borrower contained in Section 6.1 and in any other Loan Document (other than representations and warranties which expressly speak as of a different date or as to which the Borrower has otherwise advised the Administrative Agent in writing and the Administrative Agent has approved such other advisement or consented thereto) shall be true and correct in all material respects.

          (b)    No Defaults.    No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Loan.

          (c)    No Legal Impediments.    No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Administrative Agent shall not have received from such Lender notice that, in the judgment of such Lender, litigation is pending or threatened which is likely to, enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, such Lender's making of the requested Loan or the issuance of the requested Letter of Credit.

          (d)    No Material Adverse Effect.    No event has occurred since the date of this Agreement which has had and continues to have, or is reasonably likely to have, a Material Adverse Effect.

          (e)    Compliance Certificate.    Administrative Agent shall have received a certificate from an Authorized Financial Officer that TMC and the Borrower are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Loan or the issuance of such Letter of Credit.

Each submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to a Loan, a Letter of Credit Request or a Notice of Conversion/Continuation with respect to any Loan and each acceptance by the Borrower of the proceeds of each Loan made, converted or continued hereunder or the acceptance of a Letter of Credit, shall constitute a representation and warranty by the Borrower as of the Funding Date in respect of such Loan or the issuance of such Letter of Credit and the date of conversion or continuation, that all the conditions contained in this Section 5.2 have been satisfied or waived in accordance with Section 13.7.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

        6.1    Representations and Warranties of the Borrower.    In order to induce the Lenders to enter into this Agreement and to issue the Letters of Credit and make the Loans and the other financial accommodations to the Borrower described herein, the Borrower hereby represents and warrants to Administrative Agent and each Lender that the following statements are true, correct and complete:

          (a)    Organization; Powers.    (i) The Borrower (A) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, (C) has all requisite partnership power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by this Agreement and (D) is a partnership for federal income tax purposes.

            (ii)  TMC (A) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate power and authority to own and operate its interest in the Borrower and to conduct its business as presently conducted.

            (iii)  True, correct and complete copies of the Organizational Documents identified on Schedule 6.1-A have been delivered to the Administrative Agent, each of which is in full force and effect, has not been modified or amended as of the Closing Date except to the extent indicated therein and, to the best of the Borrower's knowledge, there are no defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a default under such Organizational Documents.

            (iv)  Neither Borrower nor any of its Affiliates are "foreign persons" within the meaning of Section 1445 of the Internal Revenue Code.

          (b)    Authority.    (i) TMC, individually and in its capacity as the sole general partner of the Borrower, has the requisite power and authority to execute, deliver and perform this Agreement on behalf of the Borrower and each of the other Loan Documents which are required to be executed by TMC individually or on behalf of the Borrower as required by this Agreement. TMC is the Person who has executed this Agreement and such other Loan Documents on behalf of the Borrower and is the sole general partner of the Borrower.

            (ii)  The execution, delivery and performance of each of the Loan Documents which must be executed in connection with this Agreement by the Borrower or TMC and to which the Borrower or TMC is a party and the consummation of the transactions contemplated thereby are within the Borrower's partnership powers and TMC's corporate powers, have been duly authorized by all necessary partnership action (and, in the case of TMC acting individually or on behalf of the Borrower in connection therewith, all necessary corporate action thereof) and such authorization has not been rescinded. No other partnership or corporate action or proceedings on the part of the Borrower or TMC is necessary to consummate such transactions.

            (iii)  Each of the Loan Documents to which the Borrower or TMC is a party has been duly executed and delivered on behalf of the Borrower or TMC and constitutes the Borrower's or TMC's legal, valid and binding obligation, enforceable against such Person in accordance with its terms except to the extent that the enforcement thereof or the availability of equitable remedies may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance or similar laws now or hereafter in effect relating to or affecting creditors, rights generally or by general principles of equity, or by the discretion of any court in awarding equitable remedies, regardless of whether such enforcement is considered in a preceding in equity or at law, is in full force and effect and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by the Borrower and TMC on or before the Initial Funding Date have been performed or complied with, and no Potential Event of Default, Event of Default or breach of any covenant by any of the Borrower or TMC exists thereunder.

          (c)    Subsidiaries; Ownership of Capital Stock and Partnership Interests.    As of the Closing Date, Schedule 6.1-C  (a) contains a diagram indicating the structure of the Borrower, and any other Person in which the Borrower holds a direct or indirect partnership, or other equity interest indicating the nature and amount of such interest with respect to each person included in such diagram; and (B) accurately sets forth (1) the correct legal name of such Person, the jurisdiction of its incorporation or organization and the jurisdictions in which it is qualified to transact business as a foreign corporation, or otherwise, and (2) the authorized, issued and outstanding shares or interests of each class of Securities of the Borrower and TMC. None of such issued and outstanding Securities is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Securities, except as noted on Schedule 6.1-C. The outstanding Capital Stock of TMC is duly authorized, validly issued, fully paid and nonassessable and the outstanding Securities of TMC and its Subsidiaries are duly authorized and validly issued. TMC or the Borrower has delivered to the Administrative Agent a true, accurate and complete copy of the TMLP Partnership Agreement as amended through and as in effect on the Closing Date and such TMLP Partnership Agreement has not been amended, supplemented, replaced, restated or otherwise modified in any respect since the Closing Date. As of the Closing Date, none of the Series A Preferred Interests held by any Person other than TMC are comprised of partnership interests in Borrower.

              (i)  Except where failure may not have a Material Adverse Effect on the Borrower, each Subsidiary: (a) is a corporation, limited liability company or partnership, as indicated on Schedule 6.1-C, duly organized or formed, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business and, if applicable, is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would limit its ability to use the courts of such jurisdiction to enforce Contractual Obligations to which it is a party, and (C) has all requisite power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted hereafter.

          (d)    No Conflict.    The execution, delivery and performance of each of the Loan Documents to which the Borrower or TMC is a party do not and will not (i) conflict with the Organizational Documents of the Borrower or TMC, (ii) constitute a tortious interference with any Contractual Obligation of any Person or conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or any material Contractual Obligation of the Borrower or TMC, or require termination of any such Contractual Obligation which may subject the Administrative Agent or any of the other Lenders to any liability, (iii) result in or require the creation or imposition of any Lien whatsoever upon any of the Property or assets of the Borrower, TMC or any Subsidiary of the Borrower or TMC, or (iv) require any approval of shareholders of TMC or partners of Borrower.

          (e)    Governmental Consents.    The execution, delivery and performance of each of the Loan Documents to which the Borrower or TMC is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by any Governmental Authority, except filings, consents or notices which have been made, obtained or given.

          (f)    Governmental Regulation.    Neither Borrower nor TMC is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or the Investment Company Act of 1940, or any other federal or state statute or regulation which limits their respective ability to incur indebtedness or their respective ability to consummate the transactions contemplated by this Agreement.

          (g)    Financial Position.    Complete and accurate copies of the financial statements and materials as described in Section 5.1(i) have been delivered to the Administrative Agent. All financial statements included in such materials were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective Consolidated financial positions, and the Consolidated results of operations and cash flows for each of the periods covered thereby of TMC and the Borrower and its Consolidated Subsidiaries as at the respective dates thereof. Neither Borrower nor any of its Consolidated Subsidiaries has any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect. TMC, Borrower and their respective Subsidiaries own all of the assets reflected in the Consolidated balance sheet of the Borrower as of March 31, 2002 or acquired since that date except the minority interests reflected therein (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Liens permitted by Section 9.2. Without limiting the foregoing, Borrower and its Subsidiaries have good and marketable fee simple title to all Real Property reasonably necessary for the operation of its business in whole, free from all liens or encumbrances of any nature whatsoever, except for Liens permitted by Section 9.2. The Borrower or one of its Subsidiaries, as the case may be, is the insured under owner's policies of title insurance covering all Real Property owned by it, in each case in an amount not less than the purchase price for such Real Property.

          (h)    Indebtedness.    Schedule 6.1-H sets forth, as of March 31, 2002, all Indebtedness for borrowed money of the Borrower and its respective Subsidiaries and, except as set forth on Schedule 6.1-H, there are no defaults in the payment of principal or interest on any such Indebtedness and no payments thereunder have been deferred or extended beyond their stated maturity and there has been no material change in the type or amount of such Indebtedness (except for the repayment of certain Indebtedness) since March 31, 2002.

          (i)    Litigation; Adverse Effects.    Except as set forth in Schedule 6.1-I, as of the Closing Date, there is no action, suit, proceeding, Claim, investigation or arbitration before or by any Governmental Authority or private arbitrator pending or, to the knowledge of the Borrower, threatened against TMC, the Borrower, or any of its respective Subsidiaries, or any Property of any of them (i) challenging the validity or the enforceability of any of the Loan Documents, (ii) which will or is reasonably likely to result in any Material Adverse Effect, or (iii) under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a potential criminal penalty. There is no material loss contingency within the meaning of GAAP which has not been reflected in the Consolidated financial statements of the Borrower. Neither Borrower nor TMC or any Subsidiary of the Borrower or TMC is (a) in violation of any applicable Requirements of Law which violation will have or is reasonably likely to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which will have or is reasonably likely to have a Material Adverse Effect.

          (j)    No Material Adverse Effect.    Since December 31, 2001, there has occurred no event which has had or is reasonably likely to have a Material Adverse Effect.

          (k)    Tax Examinations.    All deficiencies which have been asserted against the Borrower or TMC as a result of any federal, state, local or foreign tax examination for each taxable year in respect of which an examination has been conducted have been fully paid or finally settled or are being contested in good faith, and no issue has been raised in any such examination which, by application of similar principles, reasonably can be expected to result in assertion of a material deficiency for any other year not so examined which has not been reserved for in the financial statements of the Borrower or TMC, as applicable, to the extent, if any, required by GAAP. Neither Borrower nor TMC has taken any reporting positions for which it does not have a reasonable basis nor anticipates any further material tax liability with respect to the years which have not been closed pursuant to applicable law.

          (l)    Payment of Taxes.    All tax returns, reports and similar statements or filings of the Borrower, TMC and their respective Subsidiaries required to be filed have been timely filed, and, except for Customary Permitted Liens, all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon or relating to their respective Properties, assets, receipts, sales, use, payroll, employment, income, licenses and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such taxes, assessments, fees and other charges of Governmental Authorities are being contested in good faith by an appropriate proceeding diligently pursued as permitted by the terms of Section 8.4 and (ii) such taxes, assessments, fees and other charges of Governmental Authorities pertain to Property of the Borrower, TMC or their respective Subsidiaries and the non-payment of the amounts thereof would not, individually or in the aggregate, result in a Material Adverse Effect. All other taxes (including, without limitation, real estate taxes), assessments, fees and other governmental charges upon or relating to the respective Properties of the Borrower, TMC and their respective Subsidiaries which are due and payable have been paid, except for Customary Permitted Liens and except to the extent described in clauses (i) and (ii) hereinabove. Neither Borrower nor TMC has any knowledge of any proposed tax assessment against the Person, any of their respective Subsidiaries, or any of the Properties that, if not paid, will have or is reasonably likely to have a Material Adverse Effect.

          (m)    Performance.    Neither Borrower nor TMC nor any of their Subsidiaries has received any notice, citation or allegation, nor has actual knowledge, that (i) it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it, (ii) any of its Properties is in violation of any Requirements of Law or (iii) any condition exists which, with the giving of notice or the lapse of time or both, would constitute a default with respect to any such Contractual Obligation, in each case, except where such default or defaults, if any, will not have or is not reasonably likely to have a Material Adverse Effect.

          (n)    Disclosure.    The representations and warranties of the Borrower and TMC contained in the Loan Documents, and all certificates and other documents delivered to the Administrative Agent pursuant to the terms thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Neither Borrower nor TMC has intentionally withheld any fact from the Administrative Agent or the other Lenders in regard to any matter which will have or is reasonably likely to have a Material Adverse Effect. Notwithstanding the foregoing, the Lenders acknowledge that neither Borrower nor TMC shall have liability under this clause (n) with respect to its projections of future events.

          (o)    Requirements of Law.    The Borrower, TMC and each of their respective Subsidiaries are in compliance in all material respects with all Requirements of Law applicable to it and its respective businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect.

          (p)    Environmental Matters.

              (i)  Except as disclosed on Schedule 6.1-P and except where failure is not reasonably likely to have a Material Adverse Effect:

              (A)  the operations of the Borrower, TMC, each of their respective Subsidiaries, and their respective Properties comply in all material respects with all applicable Environmental, Health or Safety Requirements of Law;

              (B)  TMC, the Borrower and each of their respective Subsidiaries have obtained all material environmental, health and safety Permits necessary for their respective operations, and all such Permits are in good standing and the holder of each such Permit is currently in compliance in all material respects with all material terms and conditions of such Permits;

              (C)  none of the Borrower, TMC or any of their Subsidiaries or any of their respective present or, to the Borrower's knowledge, past Property or operations is subject to or is the subject of any investigation, judicial or administrative proceeding, order, judgment, decree, dispute, negotiations, agreement or settlement by any Governmental Authority respecting (I) any Environmental, Health or Safety Requirements of Law, (II) any Remedial Action, (III) any Claims or Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment, or (IV) any violation of or liability under any Environmental, Health or Safety Requirement of Law;

              (D)  none of the Borrower, TMC or any of their respective Subsidiaries has filed any notice under any applicable Requirement of Law (I) reporting a Release of a Contaminant; (II) indicating past or present treatment, storage or disposal of a hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; or (III) reporting a violation of any applicable Environmental, Health or Safety Requirement of Law;

              (E)  none of the Borrower, TMC or any of their respective Subsidiaries present or, to the Borrower's knowledge, past Property presently is listed or proposed for listing on the National Priorities List ("NPL") pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List ("CERCLIS") or any similar state list of sites requiring Remedial Action;

              (F)  TMC, the Borrower nor any of their Subsidiaries has sent or directly arranged for the transport of any Contaminant to any site listed or proposed for listing on the NPL, CERCLIS or any similar state list;

              (G)  to the best of the Borrower's knowledge, there is not now, and to the Borrower's knowledge there has never been on or in any Real Property (I) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent; (II) any landfill, waste pile, or surface impoundment; (III) any underground storage tanks the presence or use of which is or, to the Borrower's knowledge, has been in violation of applicable Environmental, Health or Safety Requirements of Law, (IV) any asbestos-containing material which such Person has any reason to believe could subject such Person or its Property to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect; or (V) any polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers or other Equipment which such Person has any reason to believe could subject such Person or its Property to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect;

              (H)  neither the Borrower nor TMC nor any of their respective Subsidiaries has received any notice or Claim to the effect that any of such Persons is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment, except for Claims that have been resolved;

              (I)  to the Borrower's knowledge, neither the Borrower nor TMC nor any of their respective Subsidiaries has any contingent liability in connection with any Release or threatened Release of any Contaminants into the environment;

              (J)  no Environmental Lien is presently recorded with respect to any Property of the Borrower or any Subsidiary of the Borrower;

              (K)  no Property of the Borrower or any Subsidiary of the Borrower is subject to any Environmental Property Transfer Act, or to the extent such acts are applicable to any such Property, the Borrower and/or such Subsidiary whose Property is subject thereto has fully complied with the requirements of such acts; and

              (L)  neither the Borrower nor any of its Subsidiaries owns or operates any underground storage tank, the presence or use of which is in violation of applicable Environmental, Health or Safety Requirements of Law, at any Real Property.

            (ii)  the Borrower and each of its Subsidiaries are conducting and will continue to conduct their respective businesses and operations and maintain each Real Property in compliance in all material respects with applicable Environmental, Health or Safety Requirements of Law and no such Person has been, and no such Person has any reason to believe that it or any Property will be, subject to Liabilities and Costs arising out of or relating to environmental, health or safety matters that would result in a Material Adverse Effect.

          (q)    ERISA.    As of the Closing Date, neither Borrower nor TMC nor any ERISA Affiliate maintains or contributes to any Benefit Plan or Multiemployer Plan other than those listed on Schedule 6.1-Q hereto. Each Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code as currently in effect. As of the Closing Date, except as disclosed in Schedule 6.1-Q, neither the Borrower nor TMC nor any of their respective Subsidiaries maintains or contributes to any "employee welfare benefit plan" within the meaning of Section 3(l) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or a similar state law. Each of Borrower, TMC and their respective Subsidiaries is in compliance in all material respects with the responsibilities, obligations and duties imposed on it by ERISA, the Internal Revenue Code and regulations promulgated thereunder with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Internal Revenue Code) whether or not waived. Neither Borrower nor TMC nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code with respect to which such Persons can be subject to any liability individually or in the aggregate in excess of $5,000,000 or (ii) has taken or failed to take any action which would constitute or result in an ERISA Termination Event. Neither Borrower nor TMC nor any ERISA Affiliate is subject to any liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither Borrower nor TMC nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS (i.e. IRS Form 5500) with respect to each Benefit Plan and furnished to the Administrative Agent is complete and accurate in all material respects. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither Borrower nor TMC nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither Borrower nor TMC nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither Borrower nor TMC nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the Internal Revenue Code due to a Benefit Plan amendment that results in an increase in current liability for the plan year. As of the Closing Date, except as disclosed on Schedule 6.1-Q, neither Borrower nor TMC nor any of their respective Subsidiaries has, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

          (r)    Securities Activities.    No member of the Group is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of any Loan is to be used for the purpose of purchasing or carrying any Margin Stock.

          (s)    Solvency.    After giving effect to the Loans to be made or Letters of Credit to be issued on the Initial Funding Date or such other date as Loans or Letters of Credit requested hereunder are made or issued, and the disbursement of the proceeds of such Loans pursuant to the Borrower's instructions, the Borrower is Solvent.

          (t)    Insurance.    Schedule 6.1-T accurately sets forth as of the Closing Date all material insurance policies and programs currently in effect with respect to the respective Property and assets and business of the Borrower and its Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof. Such insurance policies and programs are currently in full force and effect, in compliance with the requirements of Section 8.5 hereof and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective Property and assets of the Borrower and/or its Subsidiaries.

          (u)    REIT Status.    TMC qualifies as a REIT under the Internal Revenue Code.

          (v)    Ownership of Property.    Ownership of at least 80% of the Property of the Consolidated Businesses is held by the Borrower and its Subsidiaries.

          (w)    Franchises, Patents, Copyrights, Etc.    TMC and Borrower and its Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

ARTICLE VII

REPORTING COVENANTS

        The Borrower and TMC each covenants and agrees that so long as any Revolving Credit Commitments or Letters of Credit are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 13.3 not yet due) and the return to Issuing Lender of any outstanding Letters of Credit unless the Requisite Lenders shall otherwise give prior written consent thereto:

        7.1    Borrower Accounting Practices.    The Borrower shall maintain, and cause TMC and each of their respective Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Consolidated and Consolidating financial statements in conformity with GAAP, and each of the financial statements and reports described below shall be prepared from such system and records and in form satisfactory to the Administrative Agent.

        7.2    Financial Reports.    TMC shall deliver or cause to be delivered to the Administrative Agent and the Lenders the following financial reports, each prepared by a certified public accountant reasonably acceptable to the Administrative Agent in accordance with generally accepted accounting principles consistently applied except that the financial statement for the Borrower may be in the form of an internally prepared adjustment statement showing the necessary adjustment to derive the Borrower statement from the audited TMC statement if accompanied by a certificate showing such adjustment certified by an officer of the Borrower and TMC. Each annual financial statement shall be certified as true, complete and correct in all material respects by an officer of the Borrower and TMC. The Borrower and TMC shall provide such additional financial information the Administrative Agent reasonably requires with respect to such entity, including without limitation, copies of any Form 10Q's,

10K's, annual reports and other publicly available documentation filed with the Securities and Exchange Commission within ten (10) days of filing or delivered to its shareholders or partners:

          (a)    Quarterly Reports.

            (i)    Quarterly Financial Reports.    As soon as practicable, and in any event within sixty (60) days after the end of each fiscal quarter in each Fiscal Year (other than the last fiscal quarter in each Fiscal Year), an unaudited Consolidated balance sheet of the Borrower and the related Consolidated statements of income and cash flow of the Borrower (to be prepared and delivered quarterly in conjunction with the other reports delivered hereunder at the end of each fiscal quarter) for each such fiscal quarter, in each case in form and substance satisfactory to the Administrative Agent and, in comparative form, the corresponding figures for the corresponding periods of the previous Fiscal Year, certified by an Authorized Financial Officer of TMC as fairly presenting the Consolidated and Consolidating financial position of TMC and the Borrower as of the dates indicated and the results of its operations and cash flow for the months indicated in accordance with GAAP, subject to normal quarterly adjustments.

            (ii)    Quarterly Financial Reports.    As soon as practicable, and in any event within sixty (60) days after the end of each fiscal quarter in each Fiscal Year (other than the last fiscal quarter in each Fiscal Year), the Financial Statements of TMC and its Subsidiaries on Form 10-Q as at the end of such period and a report setting forth in comparative form the corresponding figures for the corresponding period of the previous Fiscal Year, certified by an Authorized Financial Officer of TMC as fairly presenting the consolidated and consolidating financial position of TMC and the Borrower and their Subsidiaries as at the date indicated and the results of its operations and cash flow for the period indicated in accordance with GAAP, subject to normal adjustments.

            (iii)    Quarterly Compliance Certificates.    Together with each delivery of any quarterly report pursuant to paragraph (a)(i) of this Section 7.2, the Borrower shall deliver appropriate Officer's Certificates (the "Quarterly Compliance Certificates"), signed by the Borrower's respective Authorized Financial Officers representing and certifying (1) that the Authorized Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and Consolidated and Consolidating financial condition of the Borrower, TMC and their respective Subsidiaries, during the fiscal quarter covered by such reports, that such review has not disclosed the existence during or at the end of such fiscal quarter, and that such officer does not have knowledge of the existence as of the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or mandatory prepayment event as described in Section 3.1(d) of this Agreement, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the Borrower, TMC or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto; (2) the calculations (in the form of Exhibit H hereto or otherwise with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Articles VIII and IX and, when applicable, that no Event of Default described in Section 10.1 exists, (3) a schedule of changes, if any, in the Borrower's outstanding Indebtedness, including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, since the last date on which such a schedule was submitted, and (4) a schedule of Combined EBITDA.

          (b)    Annual Reports.

            (i)    Borrower and TMC Financial Statements.    As soon as practicable, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (x) the Financial Statements of Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and certified by an Authorized Financial Officer of Borrower as fairly presenting the Consolidated financial position of Borrower and its Subsidiaries as of the dates indicated, (y) the Financial Statements of TMC and its Consolidated Subsidiaries as at the end of such Fiscal Year, and (z) a report with respect thereto of Ernst & Young LLP or other independent certified public accountants reasonably acceptable to the Administrative Agent, which report shall be unqualified and shall state that such financial statements fairly present the Consolidated and Consolidating financial position of TMC and its Consolidating Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which Ernst & Young LLP or any such other independent certified public accountants, if applicable, shall concur and which shall have been disclosed in the notes to the financial statements). The Administrative Agent and each Lender (through the Administrative Agent) may, with the consent of the Borrower (which consent shall not be unreasonably withheld), communicate directly with such accountants, with any such communication to occur together with a representative of the Borrower, at the expense of the Administrative Agent (or the Lender requesting such communication), upon reasonable notice and at reasonable times during normal business hours.

            (ii)    Annual Compliance Certificates.    Together with each delivery of any annual report pursuant to clauses (i) and (ii) of this Section 7.2(b), the Borrower shall deliver Officer's Certificates of the Borrower (the "Annual Compliance Certificates" and, collectively with the Quarterly Compliance Certificates, the "Compliance Certificates"), signed by the Borrower's respective Authorized Financial Officers, representing and certifying (1) that the officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and Consolidated and Consolidating financial condition of the Borrower, TMC and their respective Subsidiaries, during the accounting period covered by such reports, that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default or mandatory prepayment event as described in Section 3.1(d) of this Agreement, or, if any such condition or event existed or exists, and specifying the nature and period of existence thereof and what action the Borrower, TMC or any of their Subsidiaries has taken, is taking and proposes to take with respect thereto; (2) the calculations (in the form of Exhibit H, which sets forth the financial covenant calculation methodology used by the Borrower as of December 31, 2001 and which covenant calculation methodology will be used by the Borrower with respect to future compliance with the financial covenants set forth herein) and otherwise with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Articles VIII and IX and, when applicable, that no Event of Default described in Section 10.1 exists, (3) a schedule of the Borrower's outstanding Indebtedness including the amount, maturity, interest rate and amortization requirements, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (4) a schedule of Combined EBITDA, and (5) a schedule of property sales and occupancy with respect to each Real Property.

            (iii)    Tenant Bankruptcy Reports.    As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, the Borrower shall deliver a written report, in form reasonably satisfactory to the Administrative Agent, of all bankruptcy proceedings filed by or against, or (to Borrower's knowledge) the cessation of business or operations of, any tenant of any of the Real Properties, the base rent payments of which tenant account for more than 5% of the Borrower's share of consolidated minimum rent in the Real Properties in the aggregate.

        7.3    Events of Default.    Promptly upon the Borrower obtaining knowledge (a) of any condition or event which constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender or the Administrative Agent has given any notice with respect to a claimed Event of Default or Potential Event of Default under this Agreement; (b) that any Person has given any notice to the Borrower, TMC or any Subsidiary of the Borrower or TMC or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 10.1(e); or (c) or of any condition or event which has or is reasonably likely to have a Material Adverse Effect, the Borrower shall deliver to the Administrative Agent and the Lenders an Officer's Certificate specifying (i) the nature and period of existence of any such claimed default, Event of Default, Potential Event of Default, condition or event, (ii) the notice given or action taken by such Person in connection therewith, and (iii) what action the Borrower has taken, is taking and proposes to take with respect thereto.

        7.4    Lawsuits.    (i) Promptly upon the Borrower's obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower, TMC or any of their respective Subsidiaries of the type described in Section 6.l(i)  of this Agreement not previously disclosed pursuant to Section 6.1(i), the Borrower shall give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; (ii) as soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter of the Borrower, the Borrower shall provide a written quarterly report to the Administrative Agent and the Lenders covering the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration of the type described in Section 6.1(i) of this Agreement (not previously reported) and involving a Claim which is uninsured against the Borrower, TMC or any of their respective Subsidiaries or any Property of the Borrower, TMC or any of their respective Subsidiaries not previously disclosed by the Borrower to the Administrative Agent and the Lenders, and shall provide such other information at such time as may be reasonably requested by Administrative Agent to enable each Lender and the Administrative Agent and its counsel to evaluate such matters; and (iii) in addition to the requirements set forth in clauses (i) and (ii) of this Section 7.4, the Borrower upon request of the Administrative Agent or the Requisite Lenders shall promptly give written notice of the status of any action, suit, proceeding, governmental investigation or arbitration covered by a report delivered pursuant to clause (i) or (ii) above and provide such other information as may be reasonably requested by Administrative Agent to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

        7.5    Insurance.    As soon as practicable and in any event by February 15th of each calendar year, the Borrower shall deliver to the Administrative Agent and the Lenders (i) a report in form and substance reasonably satisfactory to the Administrative Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by the Borrower, TMC and their respective Subsidiaries and the duration of such coverage and (ii) the certificate of an Authorized Financial Officer that all premiums with respect to such coverage have been paid when due.

        7.6    ERISA Notices.    The Borrower shall deliver or cause to be delivered to the Administrative Agent and the Lenders, at the Borrower's expense, the following information and notices as soon as reasonably possible, and in any event:

          (a)  within fifteen (15) Business Days after the Borrower, TMC or any ERISA Affiliate knows or has reason to know that an ERISA Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such ERISA Termination Event and the action, if any, which the Borrower or TMC or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

          (b)  within fifteen (15) Business Days after the Borrower knows or has reason to know that a prohibited transaction (defined in Sections 406 of ERISA and 4975 of the Internal Revenue Code) has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or TMC or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

          (c)  within fifteen (15) Business Days after the filing of the same with the DOL, IRS or PBGC, copies of each annual report (IRS Form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

          (d)  within fifteen (15) Business Days after receipt by the Borrower or TMC or any ERISA Affiliate of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan (IRS Form 5500), copies of each such report;

          (e)  within fifteen (15) Business Days after the filing of the same with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all written communications received by the Borrower or TMC or any ERISA Affiliate with respect to such request;

          (f)    within fifteen (15) Business Days after the occurrence of any material increase in the benefits of any existing Benefit Plan or Multiemployer Plan or the establishment of any new Benefit Plan or the commencement of contributions to any Benefit Plan or Multiemployer Plan to which the Borrower or TMC or any ERISA Affiliate was not previously contributing, notification of such increase, establishment or commencement;

          (g)  within fifteen (15) Business Days after the Borrower or TMC or any ERISA Affiliate receives notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

          (h)  within fifteen (15) Business Days after the Borrower or TMC or any of its Subsidiaries receives notice of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

          (i)    within fifteen (15) Business Days after the Borrower or TMC or any ERISA Affiliate receives notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

          (j)    within fifteen (15) Business Days after the Borrower or TMC or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

          (k)  within fifteen (15) Business Days after the Borrower or TMC or any ERISA Affiliate knows or has reason to know (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, notification of such termination, intention to terminate, or institution of proceedings.

For purposes of this Section 7.6, the Borrower, TMC and any ERISA Affiliate shall be deemed to know all facts known by the "Administrator" of any Plan of which the Borrower or TMC or any ERISA Affiliate is the plan sponsor.

        7.7    Environmental Notices.    The Borrower shall notify the Administrative Agent and the Lenders in writing, promptly upon any senior employee of the Borrower or TMC responsible for the environmental matters at any Property of the Borrower learning thereof, of any of the following (together with any material documents and correspondence received or sent in connection therewith):

          (a)  notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment, if such liability would result in a Material Adverse Effect;

          (b)  notice that the Borrower or any of its Subsidiaries is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment which is reasonably likely to result in a Material Adverse Effect;

          (c)  notice that any Property of the Borrower or any of its Subsidiaries is subject to an Environmental Lien if the claim to which such Environmental Lien relates would result in a Material Adverse Effect;

          (d)  notice of a material violation by the Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirement of Law which is reasonably likely to result in a Material Adverse Effect;

          (e)  any condition which might reasonably result in a violation by the Borrower or any Subsidiary of the Borrower of any Environmental, Health or Safety Requirement of Law, which violation would result in a Material Adverse Effect;

          (f)    commencement or written notice of intent to commence of any judicial or administrative proceeding alleging a violation by the Borrower or any of its Subsidiaries of any Environmental, Health or Safety Requirement of Law, which would result in a Material Adverse Effect;

          (g)  new or proposed changes to any existing Environmental, Health or Safety Requirement of Law that is reasonably likely to result in a Material Adverse Effect; or

          (h)  any proposed acquisition of stock, assets, real estate, or leasing of Property, or any other action by the Borrower or any of its Subsidiaries that is reasonably likely to subject the Borrower or any of its Subsidiaries to environmental, health or safety Liabilities and Costs which is reasonably likely to result in a Material Adverse Effect.

        7.8    Labor Matters.    The Borrower shall notify the Administrative Agent in writing, promptly upon the Borrower's learning thereof, of any labor dispute to which the Borrower or TMC or any of their respective Subsidiaries may become a party (including, without limitation, any strikes, lockouts or other disputes relating to any Property of such Persons and other facilities) which is reasonably likely to result in a Material Adverse Effect.

        7.9    Notices of Asset Sales and/or Acquisitions.    The Borrower shall deliver to the Administrative Agent and the Lenders written notice of each of the following upon the occurrence thereof: (a) a sale, transfer or other disposition of assets, in a single transaction or series of related transactions, for consideration in excess of $10,000,000, (b) an acquisition of assets, in a single transaction or series of related transactions, for consideration in excess of $10,000,000, and (c) the grant of a Lien with respect to assets, in a single transaction or series of related transactions, in connection with Indebtedness aggregating an amount in excess of $50,000,000.

        7.10    Tenant Notifications.    The Borrower shall promptly notify the Administrative Agent upon obtaining knowledge of the bankruptcy or cessation of operations of any tenant to which greater than 5% of the Borrower's and its Subsidiaries' share of consolidated minimum rent is attributable.

        7.11    Other Reports.    The Borrower shall deliver or cause to be delivered to the Administrative Agent copies of all financial statements, reports, notices and other materials, if any, sent or made available generally by the Borrower or TMC to its respective Securities holders or filed with the

Commission, all press releases made available generally by the Borrower or TMC or any of its Subsidiaries to the public concerning material developments in the business of the Borrower or TMC or any such Subsidiary and all notifications received by the Borrower or TMC or their Subsidiaries pursuant to the Securities Exchange Act and the rules promulgated thereunder.

        7.12    Other Information.    Promptly upon receiving a request therefor from the Administrative Agent, the Borrower shall prepare and deliver to the Administrative Agent such other information with respect to the Borrower, TMC and their respective Subsidiaries, on a Consolidated basis (including without limitation, property operating statements, cash flow statements and balance sheets), as from time to time may be reasonably requested by the Administrative Agent.

ARTICLE VIII

AFFIRMATIVE COVENANTS

        The Borrower and TMC each covenants and agrees that so long as any Revolving Credit Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 13.3 not yet due) and the return of any outstanding Letters of Credit, unless the Requisite Lenders shall otherwise give prior written consent:

        8.1    Existence, Etc.    The Borrower shall, and shall cause each of TMC and their respective Subsidiaries to, at all times maintain its corporate existence or existence as a limited liability company, limited partnership or joint venture, as applicable, and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the loss or termination of such rights and franchises or the termination of existence of a Subsidiary is not likely to have a Material Adverse Effect.

        8.2    Powers; Conduct of Business.    The Borrower shall remain qualified, and shall cause TMC and each of their respective Subsidiaries to qualify and remain qualified, to do business and maintain its good standing in each jurisdiction in which the nature of its business and the ownership of its Property requires it to be so qualified and in good standing, except where the failure to remain so qualified or in good standing is not likely to have a Material Adverse Effect.

        8.3    Compliance with Laws, Etc.    The Borrower shall, and shall cause TMC and each of their respective Subsidiaries to, (a) comply in all material respects with all Requirements of Law and all restrictive covenants or Contractual Obligations affecting such Person or the business, Property, assets or operations of such Person, and (b) obtain and maintain as needed all Permits necessary for its operations (including, without limitation, the operation of the Real Properties) and maintain such Permits in good standing, except where noncompliance with either clause (a) or (b) above is not reasonably likely to have a Material Adverse Effect.

        8.4    Payment of Taxes and Claims.    (a) The Borrower shall pay, and cause TMC and each of their respective Subsidiaries to pay, (i) all taxes, assessments and other governmental charges imposed upon it or on any of its Property or assets or in respect of any of its franchises, licenses, receipts, sales, use, payroll, employment, business, income or Property before any penalty or interest accrues thereon, and (ii) all Claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 9.2 or a Customary Permitted Lien for property taxes and assessments not yet due) upon any of the Borrower's or any of the Borrower's Subsidiaries, Property or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such taxes, assessments, fees and governmental charges referred to in clause (i) above or Claims referred to in clause (ii) above need be paid if being contested in good faith by appropriate proceedings diligently instituted and conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

        8.5    Insurance.    The Borrower shall maintain for itself, TMC and its Subsidiaries, or shall cause each of its Subsidiaries to maintain in full force and effect the insurance policies and programs listed on Schedule 6.1-T or substantially similar policies and programs or other policies and programs as are reasonably acceptable to the Administrative Agent. All such policies and programs shall be maintained with insurers reasonably acceptable to the Administrative Agent. Without limiting the foregoing, the Borrower shall maintain for itself, TMC and its Subsidiaries, or cause each of its Subsidiaries to maintain, terrorism insurance, comparable to the coverage that is described on Schedule 6.1-T, to the extent such insurance is available at commercially reasonable rates.

        8.6    Inspection of Property; Books and Records; Discussion.    The Borrower shall permit, and cause TMC and each of their respective Subsidiaries to permit, any authorized representative(s) designated by either the Administrative Agent or other Lender to visit and inspect any of the Real Properties, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their Authorized Financial Officers and independent certified public accountants, all with a representative of the Borrower present, upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested. Each such visitation and inspection shall be at such visitor's expense. The Borrower shall keep and maintain, and cause TMC and their respective Subsidiaries to keep and maintain, in all material respects proper books of record and account in which entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities.

        8.7    ERISA Compliance.    The Borrower shall, and shall cause TMC and each of their respective ERISA Affiliates to, establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the Internal Revenue Code, all other applicable laws, and the regulations and interpretations having the force of law thereunder and the respective requirements of the governing documents for such Plans.

        8.8    Maintenance of Property.    The Borrower shall, and shall cause each of its Subsidiaries to, maintain in all material respects all of their respective owned and leased Property in good, safe and insurable condition and repair, subject to damage and destruction due to fires or other casualties, and not permit, commit or suffer any waste or abandonment of any such Property and from time to time shall make or cause to be made all material repairs, renewal and replacements thereof, including, without limitation, any capital improvements which may be required to maintain the same in good condition and repair; provided, however, that such Property may be altered or renovated in the ordinary course of business of the Borrower or such applicable Subsidiary. Without any limitation on the foregoing, the Borrower shall maintain the Real Property in a manner such that each Real Property can be used in the manner and substantially for the purposes such Real Property is used on the Closing Date, including, without limitation, maintaining all utilities, access rights, zoning and necessary Permits for such Real Property.

        8.9    Company Status.    TMC shall at all times (1) remain a publicly traded company listed on the New York Stock Exchange or other national stock exchange; (2) maintain its status as a REIT under the Internal Revenue Code; and (3) retain direct or indirect management and control of the Borrower.

        8.10    Ownership of Property.    The ownership of substantially all Property of the Consolidated Businesses shall be held by the Borrower, TMC and their respective Subsidiaries.

        8.11    Distributions of Income to the Borrower.    The Borrower shall cause all of its Subsidiaries to promptly distribute to the Borrower (but not less frequently than once each fiscal quarter of the Borrower, unless otherwise approved by the Administrative Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its

Subsidiaries' use, operation, financing, refinancing, sale or other disposition of their respective Properties after (a) the payment by each Subsidiary of its debt service and operating expenses for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements to be made to such Subsidiary's assets and properties approved by such Subsidiary in the ordinary course of business consistent with its past practices.

        8.12    More Restrictive Agreements.    Without limiting the terms of Section 9.10, should the Borrower or TMC enter into or modify any agreements or documents pertaining to any existing or future Indebtedness or preferred equity, which agreements or documents include covenants (whether affirmative or negative) or defaults or events of default (or any other provision which may have the same practical effect as any of the foregoing) which are individually or in the aggregate more restrictive against the Borrower, TMC, or the Borrower or TMC and their respective Subsidiaries on a consolidated basis than those set forth herein or in any of the other Loan Documents, the Borrower shall promptly notify the Administrative Agent and, if requested by Required Lenders, the Borrower, the Administrative Agent and the Required Lenders shall (and, if applicable, the Borrower shall cause TMC to) promptly amend this Agreement and the other Loan Documents to include some or all of such more restrictive provisions as determined by the Required Lenders in their sole discretion.

        8.13    Variable Rate Debt.    Borrower shall cause fifty percent (50%) or more of Total Adjusted Outstanding Indebtedness to bear interest (i) by reference to a rate of interest that is fixed until the earlier of the final maturity of such Indebtedness or the Revolving Credit Termination Date, or (ii) by reference to a floating or variable rate of interest which is hedged or otherwise capped pursuant to an interest rate swap, cap or other agreement acceptable to the Administrative Agent.

ARTICLE IX

NEGATIVE COVENANTS

        The Borrower and TMC each covenants and agrees that it shall comply with the following covenants so long as any Revolving Credit Commitments are outstanding and thereafter until payment in full of all of the Obligations (other than indemnities pursuant to Section 13.3 not yet due) and the return of any outstanding Letters of Credit, unless the Requisite Lenders shall otherwise give prior written consent:

        9.1    Sales of Assets.    Except as otherwise provided in this Agreement, neither Borrower nor TMC nor any of their respective Subsidiaries shall sell, assign, transfer, lease, convey or otherwise dispose of any Property, whether now owned or hereafter acquired, or any income or profits therefrom, or enter into any agreement to do so which would result in a Material Adverse Effect. Notwithstanding the foregoing, Borrower shall have the right to (i) effect a one-time sale of the Community Centers, provided such sale is not violative of the conditions set forth in, or trigger a mandatory payment under, clauses (i), (ii) and (iii) of Section 3.1(d) hereof, and (ii) sell direct or indirect beneficial interests in Subsidiaries and Minority Holdings, provided that (A) no Event of Default shall have occurred and be continuing, (B) no transfer or series of transfers of partnership or membership interests in any Subsidiary or Minority Holding shall result in Borrower owning less than 25% of the interest held by Borrower in such Person as of the Closing Date, (C) no transfer or series of transfers shall result in Borrower transferring more than 49% of its general partner or managing member interest in any Subsidiary or Minority Holding, and (D) Borrower shall maintain control over all material decisions with respect to such Subsidiary or Minority Holding. As used in this Section 9.1, Borrower shall be deemed to control a Subsidiary or Minority Holding if Borrower has the ability to exercise a buy-sell right in the event of a disagreement regarding the sale, financing of or other material decision with respect to, the Property owned by such Subsidiary or Minority Holding.

        9.2    Liens.    Neither Borrower nor TMC nor any of their respective Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to (i) any Property, or (ii) with respect to any such Securities held by TMC, the Borrower or any of their respective Subsidiaries (to the extent the same constitutes a pledge or other encumbrance of equity interests in the Borrower, the Consolidated Businesses, any Minority Holding or any Subsidiary), or (iii) with respect to any direct or indirect interest in any Consolidated Businesses or Subsidiaries, except:

          (a)  Liens secured by (A) pledges of Borrower's or TMC's direct or indirect equity interest in any Consolidated Business, Minority Holding or Subsidiary, owning, directly or indirectly, interests in any Property other than (i) Real Property or (ii) any Property related to the management, leasing, support or other operation of Real Property (other than Food Brand and Mainstreet), or (B) Property with the exception of Real Property and direct or indirect equity interests in any Consolidated Business, Minority Holding or Subsidiary, owning, directly or indirectly, interests in (i) Real Property or (ii) any Property related to the management, leasing, support or other operation of Real Property (other than Food Brand and Mainstreet), provided the Indebtedness secured by such Liens as set forth in clauses (A) and (B) hereof (but excluding any Liens permitted in the proviso of this Section 9.2 set forth below) shall not at any time (inclusive of Liens hereafter made and permitted under this Agreement) exceed an amount equal to the greater of (x) three and one-half percent (3.5%) of Total Adjusted Outstanding Indebtedness in the aggregate and (y) two and one-half percent (2.5%) of Capitalization Value; and

          (b)  Customary Permitted Liens; and

          (c)  Liens encumbering the CVS Portfolio;

provided, however, that none of the foregoing shall limit or prohibit the Borrower, TMC or their respective Subsidiaries from (i) granting Liens on its respective Real Properties and related personal property for the purpose of securing Secured Indebtedness; (ii) granting a pledge, directly or indirectly, of (or otherwise transferring in a commercially reasonable manner acceptable to the Requisite Lenders) Borrower's interest in each of (a) Sunrise Mills (MLP) Limited Partnership, a Delaware limited partnership, Sawgrass Phase II Limited Partnership, a Delaware limited partnership, and Mills-KanAm Sawgrass Phase III Limited Partnership, a Delaware limited partnership, collectively, the owner of the Real Property known as Sawgrass Mills, for the purpose of securing Indebtedness, (b) Arundel Mills Limited Partnership, the owner of the property known as Arundel Mills, for the purpose of securing Indebtedness, (c) Concord Mills Limited Partnership, the owner of the property known as Concord Mills, for the purpose of securing Indebtedness, and (d) Orange City Mills Limited Partnership, the owner of the property known as The Block at Orange, for the purpose of securing Indebtedness, (iii) granting a pledge, directly or indirectly, of Borrower's interest in Franklin Mills Limited Partnership, the owner of the property known as Franklin Mills, for the purpose of securing the Term Loan, or (iv) incurring additional unsecured Indebtedness otherwise permitted hereunder.

        9.3    Conduct of Business.    Neither Borrower nor TMC nor any of their respective Subsidiaries shall engage in any business, enterprise or activity other than (a) the business of acquiring developing, re-developing and managing predominantly retail Real Properties and portfolios of like Real Properties, and (b) any business or activities which are substantially similar, related or incidental thereto. In any event neither the Borrower nor TMC shall engage in any activity that shall cause TMC to be disqualified as a REIT under the Internal Revenue Code. Notwithstanding the foregoing, neither Borrower nor TMC nor any of their respective Subsidiaries shall engage in any business, enterprise or activity unrelated to its business of acquiring, developing, re-developing, leasing and managing predominantly retail Real Properties and portfolios of like Real Properties and providing complementary ancillary services to retail Real Properties, including the acquisition or disposition of significant non-real estate assets or portfolio assets, except as permitted in Section 9.11(a)(vii).

        9.4    Transactions with Partners and Affiliates.    Neither Borrower nor any of its Subsidiaries shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any Property or the rendering of any service) with any Affiliate of the Borrower which is not its Subsidiary, on terms that are determined by the Board of Directors (or its equivalent) of TMC (except in the case of non-material transactions, in which case the determination shall be made by officer's of such entities engaging in such transaction) to be less favorable to the Borrower or any of its Subsidiaries, as applicable, than those that might be obtained in an arm's-length transaction at the time from Persons who are not such an Affiliate. Nothing contained in this Section 9.4 shall prohibit (a) increases in compensation and benefits for officers and employees of the Borrower or any of its Subsidiaries which are customary in the industry or consistent with the past business practice of the Borrower or such Subsidiary; provided, that no Event of Default or Potential Event of Default has occurred and is continuing; (b) payment of customary partners' indemnities; or (c) performance of any obligations arising under the Loan Documents.

        9.5    Restriction on Fundamental Changes.    Neither Borrower, TMC nor any of their respective Subsidiaries shall enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of such Person's business or Property, whether now or hereafter acquired (other than a transfer by Borrower or a Subsidiary of Borrower to another Subsidiary of Borrower) except in connection with issuance, transfer, conversion or repurchase of limited partnership interests in the Borrower or in connection with a sale of assets permitted hereunder. Notwithstanding the foregoing, the Borrower or any Subsidiary of Borrower shall be permitted to merge with another Person so long as, in the case of a merger involving the Borrower, the Borrower is the surviving Person following such merger and in any event Borrower shall be in compliance with all other provisions of the Loan Documents after giving effect thereto (including without limitation Section 9.11) .

        9.6    Margin Regulations; Securities Laws.    Neither Borrower nor any of its Subsidiaries shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock.

        9.7    ERISA.    The Borrower and TMC shall not and shall not permit any of their respective ERISA Affiliates to:

          (a)  engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

          (b)  permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), with respect to any Benefit Plan, whether or not waived;

          (c)  fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (d)  terminate any Benefit Plan which would result in any liability of the Borrower, TMC or any ERISA Affiliate under Title IV of ERISA;

          (e)  fail to make any contribution or payment to any Multiemployer Plan which the Borrower, TMC or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

          (f)    fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment; or

          (g)  amend a Benefit Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code.

        9.8    Organizational Documents.    Neither Borrower nor any of their respective Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in any of their respective Organizational Documents as in effect on the Closing Date, except amendments to effect (a) a change of name of the Borrower or any such Subsidiary; provided, that the Borrower shall have provided the Administrative Agent with ten (10) Business Days' prior written notice of any such name change, (b) changes to the TMLP Partnership Agreement relating to the acquisition of Real Property or interests in an owner of Real Property with respect to which the consideration paid to the seller thereof includes limited partnership interests in the Borrower, or (c) changes that would not affect such Organizational Documents in any material manner which is prohibited under this Agreement.

        9.9    Fiscal Year.    Neither Borrower, TMC nor any of their Consolidated Subsidiaries shall change their respective Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

        9.10    Indebtedness.    Neither Borrower, TMC nor any of their respective Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except Indebtedness which, when aggregated with Indebtedness of TMC, the Borrower or any of their respective Subsidiaries and Minority Holdings Indebtedness allocable in accordance with GAAP to the Borrower or any Subsidiary of the Borrower as of the time of determination, would not cause Total Adjusted Outstanding Indebtedness to exceed sixty percent (60%) of Capitalization Value as of the date of incurrence, or from and after the acknowledgement by Administrative Agent of its receipt of evidence satisfactory to Administrative Agent that all other agreements relating to any Indebtedness of Borrower, TMC and their respective Subsidiaries and the Organizational Documents of Borrower and TMC would permit the incurrence of such Indebtedness through the Revolving Credit Termination Date so long as the Total Adjusted Outstanding Indebtedness does not exceed sixty-two and one half percent (62.5%) of Capitalization Value, sixty-two and one-half percent (62.5%) of Capitalization Value. The Administrative Agent shall give written notice to the Borrower and the Lenders upon the making of such determination by Administrative Agent.

        9.11    Investments.

          (a)  Neither Borrower, TMC nor any of their respective Subsidiaries shall directly or indirectly make or own any Investment except:

              (i)  Investments in Cash and Cash Equivalents;

            (ii)  Investments by TMC in the Borrower and by Borrower in the Borrower's Subsidiaries and the Borrower's Affiliates;

            (iii)  Investments received in connection with the bankruptcy or reorganization of suppliers and lessees and in settlement of delinquent obligations of, and other disputes with, lessees and suppliers arising in the ordinary course of business;

            (iv)  Investments by Borrower and its Subsidiaries (A) in any individual Real Property or as otherwise permitted under Section 2.2(c) which do not exceed fifteen percent (15%) of the Capitalization Value after giving effect to such Investments of the Borrower or (B) in a single Person owning a Property, or a portfolio of Properties, which do not exceed twenty-five percent (25%) of the Capitalization Value after giving effect to such Investments of the Borrower, it being understood that no Investment in any individual Person will be permitted if the Borrower's allocable share of the Investment of such Person in any individual Property would exceed the limitation described in clause (A) hereinabove;

            (v)  Investments held as of the Closing Date;

            (vi)  any Investment permitted under clause (b) of this Section; and

          (vii)  Investments (whether owned as of the Closing Date or thereafter) in the form of acquisitions, advances, loans or other contribution of cash or Property either directly or in any Person primarily engaged in any business unrelated to Borrower's business of acquiring, developing, re-developing, leasing and managing predominantly retail Real Properties and portfolios of like Real Properties and providing complementary ancillary services to retail Real Properties, including the acquisition of significant non-real estate assets or portfolio assets, which individually or in the aggregate do not exceed two and one-half percent (2.5%) of Capitalization Value (but not including any increase in the value of such Investments or a decline in the Capitalization Value following such Investments).

          (b)  No more than twenty-five percent (25%) of the Capitalization Value shall be one or more unleased Construction Assets or portion thereof; provided, that for purposes of this Section 9.11(b) only, the term "Construction Asset" shall mean a Construction Asset (as otherwise defined in Section 1.1 of this Agreement) which is less than eighty percent (80%) leased and occupied by tenants in compliance with their respective leases, and provided further that for purposes of this Section 9.11(b), any portion of a Construction Asset which is under a binding contract of sale to an anchor "tenant", shall be deemed to be leased.

        9.12    Other Financial Covenants.

          (a)    Minimum Combined Equity Value.    The Combined Equity Value shall at no time be less than $900,000,000.

          (b)    Leverage Ratio.    For the immediately preceding consecutive four fiscal quarters, the Leverage Ratio shall not be greater than 60%; provided, however, that upon receipt by Agent of evidence satisfactory to Agent that all other agreements relating to any Indebtedness of Borrower, TMC and their respective Subsidiaries and the Organizational Documents permit the Leverage Ratio to be not greater than 62.5%, then the Leverage Ratio shall not be greater than 62.5%. The Administrative Agent shall give written notice to the Borrower and the Lenders upon the making of such determination by Administrative Agent.

          (c)    Secured Leverage Ratio.    For the immediately preceding consecutive four fiscal quarters, the Secured Leverage Ratio shall not be greater than 60%.

          (d)    Consolidated Interest Coverage Ratio.    For the immediately preceding consecutive four fiscal quarters, the ratio of (i) Combined EBITDA to (ii) Combined Interest Expense, shall not be less than 2.0 to 1.0.

          (e)    Minimum Debt Yield.    For the immediately preceding consecutive four fiscal quarters, the ratio (the "Minimum Debt Yield") (expressed as a percentage) of (i) Combined EBITDA to (ii) Total Adjusted Outstanding Indebtedness (provided that for purposes of calculation, this ratio will exclude Indebtedness from construction financing until the sooner of (i) the first full 18 calendar months commencing on the initial loan draw of such construction financing, or (ii) the point at which the project becomes an operating property and has one full calendar quarter of EBITDA) shall not be less than 13.50%.

          (f)    Distributions.    Borrower will not pay any dividends or distributions except that:

              (i)  Borrower may pay special capital gain distributions, if any;

            (ii)  So long as TMC qualifies, or has taken all actions necessary to qualify as a REIT, during any fiscal year of TMC, the Borrower may pay cash dividends to TMC and other holders of OP Units with respect to any period ending on a date set forth below to the extent necessary for TMC to distribute, and TMC may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the greater of (A) Permitted REIT Distributions or (B) the percentage of FFO for such period set forth opposite such date:

Four Fiscal Quarters Ending	Percentage of FFO
June 30, 2002	80%
September 30, 2002	79%
December 31, 2002	78%
March 31, 2003	77%
June 30, 2003	76%
September 30, 2003	75%
December 31, 2003	74%
March 31, 2004	73%
June 30, 2004 and thereafter	72%

            (iii)  Notwithstanding the foregoing, in the event that (A) an Event of Default shall have occurred under Section 10.1(a), (f) (as to Borrower or TMC) or (g) (as to Borrower or TMC) or would exist immediately after giving effect thereto, (B) an Event of Default shall have occurred with respect to Section 9.12 or would exist immediately after giving effect thereto, or (C) any other Event of Default shall have occurred and the Obligations have been accelerated, Borrower will not pay any dividends or distributions except (X) so long as TMC qualifies, or has taken all actions necessary to qualify as a REIT, during any fiscal year of TMC, the Borrower may pay cash dividends to TMC and other holders of the OP Units with respect to any period ending on a date set forth above to the extent necessary for TMC to distribute, and TMC may so distribute, cash dividends to its shareholders in an aggregate amount not to exceed the Permitted REIT Distributions, and (Y) Borrower and TMC may pay cash dividends sufficient only to pay the minimum dividends payable to the holders of the Series A Preferred Interests.

          (g)    Minimum Fixed Charge Coverage Ratio.    For the immediately preceding calendar quarter, the ratio of (i) Combined EBITDA to (ii) Fixed Charges shall not be less than 1.8 to 1.0.

        9.13    Stock Repurchase.    None of Borrower, TMC or any of their Subsidiaries shall effect an immediate, incidental or ultimate, repurchase of shares of TMC or OP Units except as such repurchase relates to Series A Preferred Interests or any redemption of limited partnership interests in Borrower in exchange for shares of common stock of TMC.

        9.14    Prohibition on Creation of Lien.    From and after the date hereof, except as set forth herein, neither the Borrower nor TMC will, and will not permit any Subsidiary, to enter into any agreement containing any provision prohibiting the creation or assumption of any Lien upon its properties (other than with respect to prohibitions on subordinate liens set forth in a mortgage on a particular property or restrictions on the pledge of interests in joint ventures contained in the applicable joint venture agreement), revenues or assets, whether now owned or hereafter acquired, or restricting the ability of the Borrower or TMC to amend or modify this Agreement or any of the other Loan Documents.

        9.15    Restriction on Prepayment of Indebtedness.    Without the prior written consent of the Administrative Agent, neither TMC, Borrower nor any of their respective Subsidiaries shall prepay, redeem or purchase the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence of any Event of Default; provided, however, that this Section 9.15 shall not prohibit the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of Section 9.10.

ARTICLE X

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

        10.1    Events of Default.    Each of the following occurrences shall constitute an Event of Default under this Agreement:

          (a)    Failure to Make Payments When Due.    The Borrower shall fail to pay (a) any principal payment of the Obligations or reimbursement obligations with respect to any Letter of Credit when due or (b) any interest payment on the Obligations, and in the case of clause (b) only, such failure shall continue for a period of five days.

          (b)    Breach of Certain Covenants.    The Borrower shall fail duly and punctually to perform or observe or cause the performance or observance of any agreement, covenant or obligation binding on such Person under Sections 7.3, 8.1, 8.2, 8.3, 8.6, 8.9, 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 9.9, 9.10, 9.13, 9.14 or 9.15.

          (c)    Breach of Representation or Warranty.    Any representation or warranty made by the Borrower to the Administrative Agent or any other Lender herein or by the Borrower, TMC or any of their respective Subsidiaries in any of the other Loan Documents, in any Letter of Credit Request, or in any statement or certificate at any time given by any such Person pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made or repeated.

          (d)    Other Defaults.    Except as set forth in the next sentence, the Borrower shall default in the performance of or compliance with any term contained in this Agreement (other than as identified in paragraphs (a), (b) or (c) of this Section 10.1), or any default or event of default (other than as identified in paragraphs (a), (b) or (c) of this Section 10.1) shall occur under any of the other Loan Documents, and such default or event of default shall continue for thirty (30) days after receipt of written notice from the Administrative Agent thereof; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall promptly commence to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such default, such additional period not to exceed thirty (30) days; provided further that so long as Borrower has complied with the foregoing cure provisions, an Event of Default shall not be deemed to have occurred with respect to Section 9.12 if Borrower shall cure such default within an additional period not to exceed thirty (30) days (such that for such provision only Borrower shall have a maximum aggregate potential cure period of ninety (90) days).

          (e)    Acceleration of Other Indebtedness.    Any material breach, default or event of default shall occur, or any other condition shall exist, under any instrument, agreement or indenture pertaining to any recourse Indebtedness (other than the Obligations) of the Borrower or TMC or their Subsidiaries aggregating $20,000,000 or more; or any such recourse Indebtedness aggregating $20,000,000 or more shall be otherwise declared to be due and payable (by acceleration or otherwise) or required to be prepaid, redeemed or otherwise repurchased by the Borrower or TMC or any of their Subsidiaries (other than by a regularly scheduled required prepayment or a voluntary prepayment made at Borrower's option) prior to the stated maturity thereof.

          (f)    Involuntary Bankruptcy; Appointment of Receiver, Etc.

              (i)  An involuntary case shall be commenced against the Borrower or TMC or any of their Subsidiaries or Affiliates to which individually or in the aggregate as to such Subsidiaries and Affiliates more than $50,000,000 of the Capitalization Value is attributable, and the petition shall not be dismissed, stayed or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or TMC or any of their respective Subsidiaries or Affiliates in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or the board of directors of TMC or the partners of the Borrower or the board of directors, partners or similar manager of any of TMC's or the Borrower's Subsidiaries or Affiliates to which individually or in the aggregate as to such Subsidiaries and Affiliates more than $50,000,000 of the Capitalization Value is attributable (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

            (ii)  a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or TMC or any of their respective Subsidiaries or Affiliates to which individually or in the aggregate as to such Subsidiaries and Affiliates more than $50,000,000 of the Capitalization Value is attributable, or over all or a substantial part of the Property of any of TMC, the Borrower or any of such Subsidiaries or Affiliates shall be entered; or an interim receiver, trustee or other custodian of any of TMC, the Borrower or any of such Subsidiaries or Affiliates or of all or a substantial part of the Property of any of TMC, the Borrower or any of such Subsidiaries or Affiliates shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the Property of any of TMC, the Borrower or any of such Subsidiaries or Affiliates shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within sixty (60) days after entry, appointment or issuance; or the respective board of directors of any of TMC, the Borrower or partners of the Borrower or the board of directors, partners or similar manager of TMC or any of the Borrowers' or TMC's Subsidiaries or Affiliates to which individually or in the aggregate as to such Subsidiaries and Affiliates more than $50,000,000 of the Capitalization Value is attributable (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the foregoing.

          (g)    Voluntary Bankruptcy; Appointment of Receiver, Etc.    Any of TMC, the Borrower, or any of their respective Subsidiaries or Affiliates to which individually or in the aggregate as to such Subsidiaries and Affiliates more than $50,000,000 of the Capitalization Value is attributable, shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its Property; or any of TMC, the Borrower or any of such Subsidiaries or Affiliates to which individually or in the aggregate as to such Subsidiaries and Affiliates more than $50,000,000 of the Capitalization Value is attributable shall make any assignment for the benefit of creditors or shall be unable or fail, or admit in writing its inability, to pay its debts as such debts become due.

          (h)    Judgments and Unpermitted Liens.

              (i)  Any money judgment (other than a money judgment covered by insurance as to which the insurance company has acknowledged coverage), writ or warrant of attachment, or similar process against the Borrower or TMC or any of their respective Subsidiaries or any of their respective assets involving in any event an amount individually or in the aggregate in excess of $20,000,000 (other than with respect to Claims arising out of non-recourse Indebtedness) is entered and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder.

            (ii)  a federal, state, local or foreign tax Lien (other than a Lien permitted by Section 9.2 of this Agreement or a Lien relating to taxes being contested pursuant to Section 8.4 of this Agreement) is filed against the Borrower or TMC which is not discharged of record, bonded over or otherwise secured to the satisfaction of the Administrative Agent within thirty (30) days after the filing thereof or the date upon which the Administrative Agent receives actual knowledge of the filing thereof for an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of the Environmental Lien Claims described in clause (iii) below, equals or exceeds $20,000,000.

            (iii)  An Environmental Lien is filed against any Real Property with respect to Claims in an amount which, either separately or when aggregated with the amount of any judgments described in clause (i) above and/or the amount of the tax Liens described in clause (ii) above, equals or exceeds $15,000,000.

          (i)    Dissolution.    Any order, judgment or decree shall be entered against the Borrower or TMC decreeing its involuntary dissolution or split up; or the Borrower or TMC shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement.

          (j)    Loan Documents.    At any time, for any reason, any Loan Document ceases to be in full force and effect or the Borrower or TMC seeks to repudiate its obligations thereunder.

          (k)    ERISA Termination Event.    Any ERISA Termination Event occurs which the Administrative Agent reasonably believes could subject either the Borrower or TMC or any ERISA Affiliate to liability in excess of $1,000,000.

          (l)    Waiver Application.    The plan administrator of any Benefit Plan applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and the Administrative Agent reasonably believes that the substantial business hardship upon which the application for the waiver is based could subject either the Borrower or TMC or any ERISA Affiliate to liability in excess of $1,000,000.

          (m)    Certain Defaults Pertaining to TMC.    TMC shall fail to (i) maintain its status as a REIT for federal income tax purposes, (ii) continue as the sole general partner of the Borrower and control the management and direction of the Borrower, (iii) comply in all material respects with all Requirements of Law applicable to it and its businesses and Properties, in each case where the failure to so comply individually or in the aggregate will have or is reasonably likely to have a Material Adverse Effect, (iv) remain listed on the New York Stock Exchange or other national stock exchange, or (v) file all tax returns and reports required to be filed by it with any Governmental Authority as and when required to be filed or to pay any taxes, assessments, fees or other governmental charges upon it or its Property, assets, receipts, sales, use, payroll, employment, licenses, income, or franchises which are shown in such returns, reports or similar statements to be due and payable as and when due and payable, except for taxes, assessments, fees and other governmental charges (A) that are being contested by TMC in good faith by an appropriate proceeding diligently pursued, (B) for which adequate reserves have been made on its books and records, and (C) the amounts the non-payment of which would not, individually or in the aggregate, result in a Material Adverse Effect.

          (n)    Merger or Liquidation of the Borrower.    Either the Borrower or TMC shall merge or liquidate with or into any other Person other than an Affiliate and, as a result thereof and after giving effect thereto, (i) the Borrower or TMC, as the case may be, is not the surviving Person or (ii) such merger or liquidation would effect an acquisition of or Investment in any Person not otherwise permitted under the terms of this Agreement.

          (o)    Term Loan Agreement.    The occurrence of an "Event of Default" as defined in the Term Loan Agreement.

          (p)    Change in Control.    The occurrence of a Change in Control.

          (q)    Put Option.    Any holder of the Series A Preferred Interests shall exercise any right or option to require TMC or Borrower to redeem, repurchase or otherwise prepay any of such Series A Preferred Interests, or shall have any right to exercise such right or option.

An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 13.7.

        10.2    Rights and Remedies.

          (a)    Acceleration and Termination.    Upon the occurrence of any Event of Default described in Sections 10.1(f) or 10.1(g), the Revolving Credit Commitments and the obligation to issue Letters of Credit shall automatically and immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Obligations and shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent may, in Administrative Agent's reasonable discretion, and shall, at the request of the Requisite Lenders, by written notice to the Borrower, (i) declare that the Revolving Credit Commitments are terminated, whereupon the Revolving Credit Commitments and the obligation of each Lender to make any Loan or issue any Letter of Credit hereunder shall immediately terminate, and/or (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the obligations to be, and the same shall thereupon be, immediately due and payable, without any other presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower. Administrative Agent may also exercise its rights and remedies pursuant to Section 3.2(b)(iii). In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent or the Requisite Lenders shall have accelerated the maturity of the Loans pursuant to Section 10.2(a), the Administrative Agent on behalf of the Lenders may, and upon direction from the Requisite Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, including to the full extent permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right.

          (b)    Rescission.    If at any time after termination of the Revolving Credit Commitments and/or acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans or with respect to Letters of Credit which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 13.7, then upon the written consent of the Requisite Lenders and written notice to the Borrower, the termination of the Revolving Credit Commitments and/or the acceleration and the consequences thereof may be rescinded and annulled; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

          (c)    Enforcement.    The Borrower acknowledges that in the event the Borrower or TMC or any of their respective Subsidiaries fails to perform, observe or discharge any of their respective obligations or liabilities under this Agreement or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the other Lenders; therefore, the Borrower agrees that the Administrative Agent and the other Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

ARTICLE XI

THE AGENT

        11.1    Appointment.    (a) Each Lender hereby designates and appoints Fleet as the Administrative Agent of such Lender under this Agreement, and each Lender hereby irrevocably authorizes Administrative Agent to take such actions on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein together with such other powers as are reasonably incidental thereto. The Administrative Agent hereby agrees that it shall administer this Agreement and the other Loan Documents and service the Loans with the same degree of care as Administrative Agent would use in servicing a loan of similar size and type for its own account. The Administrative Agent agrees to act as such on the express conditions contained in this Article XI. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable to any of the Lenders for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence. For the purposes of carrying out the provisions and exercising the rights, remedies, powers and privileges granted by or referred to in this Agreement and the Loan Documents, each of the Lenders, subject to the other terms of this Agreement and the Loan Documents, hereby irrevocably constitutes and appoints the Administrative Agent to enforce the Loan Documents and to exercise such powers, rights and remedies under this Agreement and the Loan Documents as are delegated to Administrative Agent by the terms hereof or thereof, together with all such powers, rights and remedies as are reasonably incidental thereto, on behalf of and for the benefit of the Lenders.

        (b)  The provisions of this Article XI are solely for the benefit of the Administrative Agent and the other Lenders, and neither Borrower nor TMC nor any of their respective Subsidiaries shall have any rights to rely on or enforce any of the provisions hereof (provided that the Borrower may rely on the authority granted to the Administrative Agent by each Lender pursuant to Section 11.1 and shall be entitled to enforce Sections 11.7 and 11.8 of this Agreement). In performing its respective functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency, trustee or fiduciary with or for the Borrower or TMC or any of their respective Subsidiaries. The Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through agents or employees.

        11.2    Nature of Duties.    The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have by reason of this Agreement a fiduciary, trustee or agency relationship in respect of any Holder. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. The Administrative Agent hereby agrees that its duties shall include providing copies of documents received by the Administrative Agent from the Borrower pursuant to this Agreement which are reasonably requested by any Lender and promptly notifying each Lender upon its obtaining actual knowledge of the occurrence of any Event of Default hereunder.

        11.3    Right to Request Instructions.    The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of any of the Loan Documents the Administrative Agent is permitted or required to take or to grant, and, except where an action or approval is expressly required under this Article XI or Section 10.2 hereof, such Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received (or, pursuant to Section 13.7(d), be deemed to have received) such instructions from those Lenders from whom Administrative Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall take any action, or refrain from taking any action, which is permitted by the terms of the Loan Documents upon receipt (or, pursuant to Section 13.7(d), deemed receipt) of instructions from those Lenders from whom the Administrative Agent is required to obtain such instructions for the pertinent matter in accordance with the Loan Documents; provided, that no Holder shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under the Loan Documents in accordance with the instructions (or deemed instructions) of the Requisite Lenders or, where required by the express terms of this Agreement, a greater proportion of the Lenders.

        11.4    Reliance.    The Administrative Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it.

        11.5    Indemnification.    To the extent that the Administrative Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent in its capacity as Administrative Agent and not in its capacity as Lender hereunder, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and reasonable costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Administrative Agent under the Loan Documents, in proportion to each Lender's Pro Rata Share; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements resulting from Administrative Agent's gross negligence of willful misconduct. The Administrative Agent agrees to refund to the Lenders any of the foregoing amounts paid to it by the Lenders which amounts are subsequently recovered by the Administrative Agent from the Borrower or any other Person on behalf of the Borrower. The obligations of the Lenders under this Section 11.5 shall survive the payment in full of the Loans and all other Obligations and the termination of this Agreement.

        11.6    Administrative Agent Individually.    With respect to its Pro Rata Share of the Revolving Credit Commitments hereunder, if any, and the Loans made by it or Letters of Credit issued by it, if any, the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include Fleet in its individual capacity as a Lender or as one of the Requisite Lenders. Fleet and each of its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower, TMC or any of their respective Subsidiaries as if Fleet were not acting as the Administrative Agent pursuant hereto.

        11.7    Successor Administrative Agent.

          (a)    Resignation and Removal.    The Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) Business Days' prior written notice to the Borrower and the other Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control. Any Administrative Agent may be removed at the direction of the Requisite Lenders, in the event of the gross negligence or willful misconduct of Administrative Agent. Such resignation or removal shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to this Section 11.7.

          (b)    Appointment by Requisite Lenders.    Upon any such resignation or removal becoming effective, the Lenders shall have the right to appoint a successor Administrative Agent selected from among the Lenders, which successor Administrative Agent, so long as no Event of Default has occurred and is continuing, shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld).

          (c)    Appointment by Retiring Administrative Agent. If a successor Administrative Agent shall not have been appointed within the thirty (30) Business Day or shorter period provided in paragraph (a) of this Section 11.7, the retiring Administrative Agent shall then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

          (d)    Rights of the Successor and Retiring Administrative Agents.    Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Agreement. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

        11.8    Relations Among the Lenders.    Each Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder with respect to any of the Obligations, without the prior written consent of all of the Lenders. Without limiting the generality of the foregoing, no Lender may accelerate or otherwise enforce its portion of the Obligations, or unilaterally terminate its Revolving Credit Commitment, except in accordance with Section 10.2(a) .

        11.9    Notices.    Promptly upon receipt, Administrative Agent shall forward to each Lender (i) a copy of all notices of default or other formal notices sent or received by Administrative Agent in accordance with Section 13.8 hereof, (ii) copies of all financial statements, certificates and other information sent by Borrower pursuant to Article VII, and (iii) any other document or notice received by Administrative Agent from Borrower or TMC pursuant to this Agreement and requested in writing by any Lender.

        11.10    No Representations.    The Administrative Agent shall not be responsible for the execution, validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or TMC or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other of the Loan Documents. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or TMC or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, TMC or any of their respective Subsidiaries, or the value of any assets of such Persons. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.

        11.11    Co-Agents.    The Co-Documentation Agents, the Syndication Agent and Lead Arranger shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

ARTICLE XII

YIELD PROTECTION

        12.1    Taxes.

          (a)    Payment of Taxes.    Any and all payments by the Borrower hereunder or under any Note or other document evidencing any Obligations shall be made, in accordance with Section 3.2, free and clear of and without reduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings, and all stamp or documentary taxes, excise taxes, ad valorem taxes and other taxes imposed on the value of the Property, charges or levies which arise from the execution, delivery or registration, or from payment or performance under, or otherwise with respect to, any of the Loan Documents or the Revolving Credit Commitments and all other liabilities with respect thereto excluding, in the case of each Lender, taxes imposed on or measured by net income or overall gross receipts and capital and franchise taxes imposed on it by (i) the United States, (ii) the Governmental Authority of the jurisdiction in which such Lender's Applicable Lending Office is located or any political subdivision thereof or (iii) the Governmental Authority in which such Person is organized, managed and controlled or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges and withholdings being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any such Note or document to any Lender, (x) the sum payable to such Lender shall be increased as may be necessary so that after making all required withholding or deductions (including withholding or deductions applicable to additional sums payable under this Section 12.1) such Lender receives an amount equal to the sum it would have received had no such withholding or deductions been made, (y) the Borrower shall make such withholding or deductions, and (z) the Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law. Notwithstanding the foregoing, in the event that any Lender is or becomes so subject to such Taxes, at the Borrower's sole election, the Borrower may identify an Eligible Assignee not so subject to such Taxes to whom the Lender which is so subject shall assign its interest in the Loans at par pursuant to the terms of an Assignment and Acceptance substantially in the form attached as Exhibit A.

          (b)    Indemnification.    The Borrower will indemnify each Lender against, and reimburse each on demand for, the full amount of all Taxes (including, without limitation, any Taxes imposed by any Governmental Authority on amounts payable under this Section 12.1 resulting therefrom) incurred or paid by such Lender or any of their respective Affiliates and any liability (including penalties, interest, and out-of-pocket expenses paid to third parties) arising therefrom or with respect thereto, whether or not such Taxes were lawfully payable. A certificate as to any additional amount payable to any Person under this Section 12.1 submitted by it to the Borrower shall, absent manifest error, be final, conclusive and binding upon all parties hereto. Each Lender agrees to the extent it is able, within a reasonable time after receiving a written request from the Borrower, to provide the Borrower and the Administrative Agent with such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as such Lender may be entitled to claim in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 12.1 in respect of any payments under this Agreement or under the Notes.

          (c)    Receipts.    Within thirty (30) days after the date of any payment of Taxes by the Borrower, it will furnish to the Administrative Agent, at its address referred to in Section 13.8, the original or a certified copy of a receipt evidencing payment thereof.

          (d)    Foreign Bank Certifications.    (i) Each Lender that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrower and the Administrative Agent on the Closing Date or the date on which such Lender becomes a Lender pursuant to Section 13.1 hereof, to the extent it is legally able to do so, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender to the effect that such Lender is eligible to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax (I) under the provisions of an applicable tax treaty concluded by the United States (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 1001 (or any successor or substitute form or forms)) or (II) under Sections 1442(c)(1) and 1442(a) of the Internal Revenue Code (in which case the certificate shall be accompanied by two duly completed copies of IRS Form 4224 (or any successor or substitute form or forms)).

            (ii)  Upon written request of Administrative Agent or as otherwise required hereunder, each Lender further agrees to deliver to the Borrower and the Administrative Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to the Borrower and the Administrative Agent pursuant to this Section 12.1(d). Each certificate required to be delivered pursuant to this Section 12.1(d)(ii) shall certify as to one of the following:

              (A)  that such Lender can continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax;

              (B)  that such Lender cannot continue to receive payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein but does not require additional payments pursuant to Section 12.1(a) because it is entitled to recover the full amount of any such deduction or withholding from a source other than the Borrower; or

              (C)  that such Lender is no longer capable of receiving payments hereunder and under the Notes without deduction or withholding of United States federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

Each Lender agrees to deliver to the Borrower and the Administrative Agent further duly completed copies of the above-mentioned IRS forms on or before the earlier of (x) the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding from United States federal income tax and (y) fifteen (15) days after the occurrence of any event requiring a change in the most recent form previously delivered by such Lender to the Borrower and Administrative Agent, unless any change in treaty, law, regulation, or official interpretation thereof which would render such form inapplicable or which would prevent the Lender from duly completing and delivering such form has occurred prior to the date on which any such delivery would otherwise be required and the Lender promptly advises the Borrower that it is not capable of receiving payments hereunder and under the Notes without any deduction or withholding of United States federal income tax.

        12.2    Increased Capital.    If after the date hereof any Lender determines that (i) the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi- governmental authority exercising jurisdiction, power or control over any Lender or banks or financial institutions generally (whether or not having the force of law), compliance with which affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (ii) the amount of such capital is increased by or based upon the making or maintenance by any Lender of its Loans, the issuance of Letters of Credit, any Lender's participation in or obligation to participate in the Loans, Letters of Credit or other advances made hereunder or the existence of any Lender's obligation to make Loans or to issue Letters of Credit, then, in any such case, within thirty (30) days after written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation therefore. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, in the event of any such demand, at the Borrower's sole election, the Borrower may identify an Eligible Assignee not making such a demand to whom the demanding Lender shall assign its interest in the Loans at par pursuant to the terms of an Assignment and Acceptance substantially in the form attached as Exhibit A.

        12.3    Change in Legal Restrictions.    If after the date hereof any Lender determines that the adoption or implementation of or any change in or in the interpretation or administration of any law or regulation or any guideline or request from any central bank or other Governmental Authority or quasi- governmental authority exercising jurisdiction, power or control over any Lender, or over banks or financial institutions generally (whether or not having the force of law), compliance with which:

          (a)  does or will subject a Lender (or its Applicable Lending Office or LIBOR Affiliate) to charges (other than taxes) of any kind which such Lender reasonably determines to be applicable to the Revolving Credit Commitments of the Lenders to make LIBOR Rate Loans or change the basis of taxation of payments to that Lender of principal, fees, interest, or any other amount payable hereunder with respect to LIBOR Rate Loans; or

          (b)  does or will impose, modify, or hold applicable, in the reasonable determination of a Lender, any reserve (other than reserves taken into account in calculating the LIBOR Rate), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office or LIBOR Affiliate of that Lender;

and the result of any of the foregoing is to increase the cost to that Lender of making, renewing or maintaining the Loans or its Revolving Credit Commitment or to reduce any amount receivable thereunder; then, in any such case, within thirty (30) days after written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, such amount or amounts as may be necessary to compensate such Lender or its LIBOR Affiliate for any such additional cost incurred or reduced amount received. Such demand shall be accompanied by a statement as to the amount of such compensation and include a brief summary of the basis for such demand. Such statement shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, in the event of any such demand, at the Borrower's sole election, the Borrower may identify an Eligible Assignee not making such a demand to whom the demanding Lender shall assign its interest in the Loans at par pursuant to the terms of an Assignment and Acceptance substantially in the form attached as Exhibit A.

ARTICLE XIII

MISCELLANEOUS

        13.1    Assignments.

          (a)    Assignments.    No assignments of any Lender's rights or obligations under this Agreement shall be made except in accordance with this Section 13.1. Each Lender may assign to one or more Eligible Assignees all of its rights and obligations under this Agreement in accordance with the provisions of this Section 13.1. Each Lender, or on its behalf and at its request, the Administrative Agent, shall promptly provide written notice to the Borrower of any assignment of such Lender's rights or obligations under this Section 13.1.

          (b)    Limitations on Assignments.    Each assignment shall be subject to the following conditions: (i) each assignment shall be of all of the assigning Lender's rights and obligations under this Agreement and shall be in a minimum principal amount of $5,000,000, (ii) each such assignment shall be to an Eligible Assignee with, so long as no Event of Default has occurred and is continuing, the consent of the Administrative Agent and the Borrower, such consent not to be unreasonably withheld (provided that the consent of the Administrative Agent and the Borrower shall not be required with respect to an assignment to an Eligible Assignee described in clause (i) of the definition thereof), and (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance. If after the occurrence and continuance of an Event of Default the Administrative Agent does not hold any portion of the Loan, such Administrative Agent shall offer to resign as Administrative Agent hereunder. Upon such execution, delivery, acceptance and recording in the Register, from and after the effective date specified in each Assignment and Acceptance and agreed to by the Administrative Agent, (a) the assignee thereunder shall, in addition to any rights and obligations hereunder held by it immediately prior to such effective date, if any, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as if it were an original Lender hereunder, (B) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the assigning Lender shall (if all of its Revolving Credit Commitment is being assigned) cease to be a party hereto and (C) the Borrower shall execute and deliver to the assignee thereunder and the assignor (to the extent the assignor retains a Revolving Credit Commitment) a Note evidencing its obligations to such assignee with respect to the Loans upon the cancellation or amendment of the original thereby being replaced. Notwithstanding anything herein to the contrary, in the event that the Administrative Agent shall at any time hold a Revolving Credit Commitment less than $25,000,000, then such Administrative Agent shall promptly provide written notice thereof to the Lenders and the Requisite Lenders shall have the right, to be exercised within fifteen (15) days of delivery of such notice by such Administrative Agent, to elect to remove such Administrative Agent as Administrative Agent and replace such Administrative Agent, subject to the terms of Section 11.7

          (c)    The Register.    The Administrative Agent shall maintain at its address referred to in Section 13.8 a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders, the Revolving Credit Commitment of, and the principal amount of the Loans under the Revolving Credit Commitments owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, TMC and each of their respective Subsidiaries, the Administrative Agent and the other Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d)    Fee.    Upon its receipt of an Assignment and Acceptance executed by the assigning Lender and an Eligible Assignee and a processing and recordation fee of $2,500 (payable by the assignee to the Administrative Agent), the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in compliance with this Agreement and in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the other Lenders. Notwithstanding the foregoing, there shall be no processing or recordation fee due in connection with an assignment by a Lender to an Affiliate of such Lender.

          (e)    Information Regarding the Borrower.    Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 13.1, disclose to the assignee, participant, proposed assignee or proposed participant any information relating to the Borrower, TMC or their respective Subsidiaries furnished to such Lender by the Administrative Agent or by or on behalf of the Borrower or TMC; provided that prior to any such disclosure, such assignee, participant, proposed assignee or proposed participant shall agree, in writing, to preserve in accordance with Section 13.20 the confidentiality of any confidential information described therein.

          (f)    Lenders' Creation of Security Interests.    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all of its rights under this Agreement (including, without limitation, Obligations owing to it and any Note held by it) in favor of any Federal Reserve bank in accordance with Regulation A of the Federal Reserve Board.

          (g)    Participations.    Each Lender may sell participations to one or more Eligible Assignee or Approved Fund in all or a portion of such Lender's rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower, (b) such sale and participation shall not entitle such participant to any rights or privileges under this Agreement or the Loan Documents (including, without limitation, the right to approve waivers, amendments or modifications), (c) such participant shall have no direct rights against the Borrower or TMC except the rights granted to the Lenders pursuant to Section 13.5, (d) such sale is effected in accordance with all applicable laws. Any Lender which sells a participation shall promptly notify the Administrative Agent of such sale and the identity of the purchaser of such interest.

        13.2    Expenses.

          (a)    Generally.    The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for all of its respective reasonable external audit and investigation expenses and for the reasonable fees, expenses and disbursements of Long, Aldridge & Norman LLP (but not of other legal counsel) and for all other reasonable out-of pocket costs and expenses of every type and nature incurred by the Administrative Agent in connection with (i) the audit and investigation of the Consolidated Businesses, the Real Properties and other Properties of the Consolidated Businesses in connection with the preparation, negotiation, and execution of the Loan Documents; (ii) the preparation, negotiation, execution, syndication and interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) , the Loan Documents, and the making of the Loans hereunder or the issuance of Letters of Credit; (iii) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent's rights and responsibilities under this Agreement and the other Loan Documents; (iv) the protection, collection or enforcement of any of the Obligations or the enforcement of any of the Loan Documents; (v) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Borrower, TMC, this Agreement or any of the other Loan Documents; (vi) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent or any other Lender is served or deposition or other proceeding in which any Lender is called to testify, in each case, relating in any way to the Obligations, a Real Property, the Borrower, TMC, any of the Consolidated Businesses, this Agreement or any of the other Loan Documents; and (vii) any amendments, consents, waivers, assignments, restatements, or supplements to any of the Loan Documents and the preparation, negotiation, and execution of the same.

          (b)    After Default.    The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement) incurred by such entity after the occurrence of an Event of Default (i) in enforcing any Loan Document or obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, a Real Property, any of the Consolidated Businesses and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents; and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

        13.3    Indemnity.    The Borrower further agrees (a) to defend, protect, indemnify, and hold harmless the Administrative Agent and each and all of the other Lenders and each of their respective officers, directors, employees, attorneys and agents (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in Article V) (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, claims, costs, reasonable expenses and disbursements of any kind or nature whatsoever (excluding any taxes and including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of this Agreement or the other Loan Documents, or any act, event or transaction related or attendant thereto, the making of the Loans or the issuance of Letters of Credit hereunder, the management of such Loans, the use or intended use of the proceeds of the Loans or Letters of Credit hereunder, or any of the other transactions contemplated by the Loan Documents (collectively, the "Indemnified Matters"); provided, however, the Borrower shall have no obligation to an Indemnitee thereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee, as determined by a court of competent jurisdiction in a non-appealable final judgment; and (b) not to assert any claim against any of the Indemnitees, on any theory of liability, for consequential or punitive damages arising out of, or in any way in connection with, the Revolving Credit Commitments, the Revolving Credit Obligations, or the other matters governed by this Agreement and the other Loan Documents except with respect to the willful and intentional misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

        13.4    Change in Accounting Principles.    If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 7.1 or 7.2 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower or TMC with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the covenants, standards or terms found in Article IX, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating compliance with such covenants, standards and terms by the Borrower and TMC shall be the same after such changes as if such changes had not been made; provided, however, that no change in GAAP that would affect the method of calculation of any of the covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Administrative Agent and the Borrower, to so reflect such change in accounting principles.

        13.5    Setoff.    In addition to any rights now or hereafter granted under applicable law, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by the Borrower at any time or from time to time, without notice to any Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured (but not including trust accounts)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due to such Lender, including, but not limited to, all Loans and all claims of any nature or description arising out of or in connection with this Agreement, irrespective of whether or not (i) such Lender shall have made any demand hereunder or (ii) the Administrative Agent, at the request or with the consent of the Requisite Lenders, shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article X and even though such obligations may be contingent or unmatured. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Requisite Lenders, exercise its setoff rights hereunder against any accounts of the Borrower now or hereafter maintained with such Lender.

        13.6    Ratable Sharing.    The Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross-action or by the enforcement of any or all of the Obligations, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it, which is greater than the amount which such Lender is entitled to receive hereunder, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 13.6 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 13.5, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

        13.7    Amendments and Waivers.

          (a)    General Provisions.    Unless otherwise provided for or required in this Agreement, no amendment or modification of any provision of this Agreement or any of the other Loan Documents shall be effective without the written agreement of the Requisite Lenders (which the Requisite Lenders shall have the right to grant or withhold in their sole discretion) and the Borrower; provided, however, that Borrower's agreement shall not be required for any amendment or modification of Sections 11.1 through 11.8 (other than such Sections thereof on which the Borrower is entitled to rely or which the Borrower is entitled to enforce). No termination or waiver of any provision of this Agreement or any of the other Loan Documents, or consent to any departure by the Borrower or TMC therefrom, other than those specifically reserved to the Administrative Agent or the other Lenders, shall be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold in their sole discretion. All amendments, waivers and consents not specifically reserved to the Administrative Agent or the other Lenders in Section 13.7(b), 13.7(c), and in other provisions of this Agreement shall require only the approval of the Requisite Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. In the event that any Lender fails to fund its Pro Rata Share of any Loan requested by the

  Borrower which such Lender is obligated to fund under the terms of this Agreement, to perform its obligations under Section 2.4 of this Agreement, or to pay any other amount payable by such Lender, then in addition to the other rights and remedies that may be available to Administrative Agent or the Borrower, such Lender's right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of Administrative Agent pursuant to this Agreement or the other Loan Documents, or to be taken into account in the calculation of Requisite Lenders, or to exercise rights under Section 13.7(b), shall be suspended during the pendency of such failure. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any such action by the Requisite Lenders shall be binding upon all of the Lenders and the Administrative Agent.

          (b)    Amendments, Consents and Waivers by All Lenders.    Any amendment, modification, termination, waiver or consent with respect to any of the following provisions of this Agreement shall be effective only by a written agreement, signed by each Lender:

              (i)  increase in the amount of a Lender's Revolving Credit Commitment,

            (ii)  reduction of the principal of, rate or amount of interest on the Loans or any fees or other amounts payable to the Lenders (other than by the payment or prepayment thereof), and

            (iii)  postponement or extension of any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable to the Lenders (except with respect to any modifications of the application provisions relating to prepayments of Loans and other Obligations which are governed by Section 3.2(b)).

            (iv)  postponement of the Revolving Credit Termination Date, or increase in the Maximum Revolving Credit Amount to any amount in excess of $175,000,000,

            (v)  change in the definition of Requisite Lenders or in the aggregate Pro Rata Share of the Lenders which shall be required for the Lenders or any of them to take action hereunder or under the other Loan Documents,

            (vi)  amendment of Section 13.6 or this Section 13.7,

          (vii)  assignment of any right or interest in or under this Agreement or any of the other Loan Documents by the Borrower, and

          (viii)  release of the Guaranty.

          (c)    Administrative Agent Authority.    The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Notwithstanding anything to the contrary contained in this Section 13.7, no amendment, modification, waiver or consent shall affect the rights or duties of the Administrative Agent as Administrative Agent under this Agreement and the other Loan Documents, unless made in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, and no amendment, modification, waiver or consent shall affect the rights or duties of the Issuing Lender under this Agreement and the other Loan Documents, unless made in writing, and signed by the Issuing Lender in addition to the Lenders required above to take such action. Notwithstanding anything herein to the contrary, in the event that the Borrower shall have requested, in writing, that any Lender agree to an amendment, modification, waiver or consent with respect to any particular provision or provisions of this Agreement or the other Loan Documents, and such Lender shall have failed to state, in writing, that it either agrees or disagrees (in full or in part) with all such requests (in the case of its statement of agreement, subject to satisfactory documentation and such other reasonable conditions it may specify) within ten (10) Business Days after such request, then such Lender hereby irrevocably authorizes the Administrative Agent to agree or disagree, in full or in part, and in the Administrative Agent's sole discretion, to such requests on behalf of such Lender as such Lender's attorney-in-fact and to execute and deliver any writing approved by the Administrative Agent which evidences such agreement as such Lender's duly authorized agent for such purposes.

        13.8    Notices.    Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, sent by facsimile transmission or by courier service or United States certified mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission, or three (3) Business Days after deposit in the United States mail with postage prepaid and properly addressed. Notices to the Administrative Agent pursuant to Articles II, III or XI shall not be effective until received by the Administrative Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 13.8) shall be as set forth below each party's name on the signature pages hereof or the signature page of any applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties to this Agreement.

        13.9    Survival of Warranties and Agreements.    All representations and warranties made herein and all obligations of the Borrower in respect of taxes, indemnification and expense reimbursement shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Loans and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event. Notwithstanding the foregoing, however, such representations, warranties and obligations shall terminate and be of no further force and effect two years after payment in full of the Loans.

        13.10    Failure or Indulgence Not Waiver; Remedies Cumulative.    Subject to the terms of Section 13.7(d) of this Agreement, no failure or delay on the part of the Administrative Agent or any other Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

        13.11    Marshaling; Payments Set Aside.    None of the Administrative Agent or any other Lender shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Administrative Agent or any other Lender or any such person exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all right and remedies therefor shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

        13.12    Severability.    In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

        13.13    Headings.    Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

        13.14    Governing Law.    THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

        13.15    Limitation of Liability.    No claim may be made by any Lender, the Administrative Agent, or any other Person against any Lender (acting in any capacity hereunder) or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith, except with respect to the willful and intentional misconduct of such Lender; and each Lender and the Administrative Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. In addition, no claim may be made by any Lender, the Administrative Agent, or any other Person against any directors, officers or trustees of the Borrower or TMC or their respective Subsidiaries.

        13.16    Successors and Assigns.    This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Notwithstanding the foregoing, Borrower may not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

        13.17    Certain Consents and Waivers.

          (a)    Personal Jurisdiction.    (i) EACH OF THE LENDERS AND BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR COMMONWEALTH OF MASSACHUSETTS COURT OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK OR BOSTON, MASSACHUSETTS, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR PROCEEDING ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER (IN SUCH CAPACITY, THE "PROCESS AGENT") AGREES TO ACCEPT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, SUCH SERVICE BEING HEREBY ACKNOWLEDGED TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. EACH OF THE LENDERS AND THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE LENDERS (AS TO COURTS IN NEW YORK STATE AND COMMONWEALTH OF MASSACHUSETTS ONLY) AND THE BORROWER, WITH RESPECT TO COURTS IN NEW YORK AND MASSACHUSETTS, WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

            (ii)  THE BORROWER AGREES THAT THE ADMINISTRATIVE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY

    IN A COURT IN ANY LOCATION NECESSARY OR APPROPRIATE TO ENABLE THE ADMINISTRATIVE AGENT AND THE OTHER LENDERS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY OTHER LENDER. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY THE ADMINISTRATIVE AGENT OR ANY LENDER TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT OR ANY LENDER. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE ADMINISTRATIVE AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS SECTION.

          (b)    Service of Process.    EACH OF THE LENDERS (WITH RESPECT TO NEW YORK STATE AND COMMONWEALTH OF MASSACHUSETTS ONLY AND THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PROCESS AGENT (FOR BORROWER) OR THE BORROWER'S NOTICE ADDRESS SPECIFIED BELOW, SUCH SERVICE TO BECOME EFFECTIVE UPON RECEIPT. EACH OF THE LENDERS (WITH RESPECT TO NEW YORK STATE AND COMMONWEALTH OF MASSACHUSETTS ONLY) AND THE BORROWER, WITH RESPECT TO COURTS IN NEW YORK AND COMMONWEALTH OF MASSACHUSETTS, IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE OTHER LENDERS OR THE BORROWER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

          (c)    Waiver of Jury Trial.    EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER LENDERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

        13.18    Counterparts; Effectiveness; Inconsistencies.    This Agreement and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against the Borrower and each Lender on the Closing Date. This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern. In the event the Lenders enter into any co-lender agreement with the Administrative Agent pertaining to the Lenders' respective rights with respect to voting on any matter referenced in this Agreement or the other Loan Documents on which the Lenders have a right to vote under the terms of this Agreement or the other Loan Documents, such co-lender agreement shall be construed to the extent reasonable to be consistent with this Agreement and the other Loan Documents, but to the extent that the terms and conditions of such co-lender agreement are actually inconsistent with the terms and conditions of this Agreement and/or the other Loan Documents, such co-lender agreement shall govern. Notwithstanding the foregoing, any rights reserved to the Administrative Agent under this Agreement and the other Loan Documents shall not be varied or in any way affected by such co-lender agreement and the rights and obligations of the Borrower under the Loan Documents will not be varied.

        13.19    Limitation on Agreements.    All agreements between the Borrower, the Administrative Agent and each Lender in the Loan Documents are hereby expressly limited so that in no event shall any of the Loans or other amounts payable by the Borrower under any of the Loan Documents be directly or indirectly secured (within the meaning of Regulation U) by Margin Stock.

        13.20    Confidentiality.    Subject to Section 13.1(q), the Lenders shall hold all nonpublic information obtained pursuant to the requirements of this Agreement, and identified as such by the Borrower, in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices (provided that such Lender may share such information with its Affiliates, officers, directors, employees, accountants, attorneys and other advisors in accordance with such Lender's customary procedures for handling confidential information of this nature and provided further that such Person shall hold such information confidential) and in any event the Lenders may make disclosure reasonably required by a bona fide offeree, transferee or participant in connection with the contemplated transfer or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process and shall require any such offeree or transferee to agree (and require any of its offerees, transferees or participants to agree) to comply with this Section 13.20. In no event shall any Lender be obligated or required to return any materials furnished by the Borrower; provided, however, each offeree shall be required to agree that if it does not become a transferee it shall return all materials furnished to it by the Borrower or any Lender in connection with this Agreement. This Section 13.20 and any and all confidentiality agreements entered into between any Lender and the Borrower shall survive the execution of this Agreement. Nonpublic information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by such Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to Borrower, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of nonpublic information to the extent necessary to enforce the Loan Documents.

        13.21    Disclaimers.    The Administrative Agent and the other Lenders shall not be liable to any contractor, subcontractor, supplier, laborer, architect, engineer, tenant or other party for services performed or materials supplied in connection with any work performed on the Real Properties, including any TI Work. The Administrative Agent and the other Lenders shall not be liable for any debts or claims accruing in favor of any such parties against the Borrower or others or against any of the Real Properties. Borrower is not nor shall be an agent of any of the Administrative Agent or the other Lenders for any purposes and none of the Lenders nor the Administrative Agent shall be deemed partners or joint venturers with the Borrower or any of its Affiliates as a result of the consummation of the transaction contemplated by this Agreement. None of the Administrative Agent or the other Lenders shall be deemed to be in privity of contract with any contractor or provider of services to any Real Property, nor shall any payment of funds directly to a contractor or subcontractor or provider of services be deemed to create any third-party beneficiary status or recognition of same by any of the Administrative Agent or the other Lenders, and the Borrower agrees to hold the Administrative Agent and the other Lenders harmless from any of the damages and expenses resulting from such a construction of the relationship of the parties or any assertion thereof solely to the extent, if any, that the Borrower has requested that the Administrative Agent or any other Lender deal directly with or make any payments directly to such a contractor or provider of services.

        13.22    Entire Agreement.    This Agreement, taken together with all of the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

        13.23    Replacement Notes.    Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

        IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

THE BORROWER:	THE MILLS LIMITED PARTNERSHIP, a Delaware limited partnership
	By:	THE MILLS CORPORATION, a Delaware corporation, its General Partner
		By:	/s/ KENNETH R. PARENT
		Name:	Kenneth R. Parent
		Title:	Executive Vice President and Chief Financial Officer
Notice Address: The Mills Limited Partnership 1300 Wilson Boulevard, Suite 400 Arlington, VA 22209 Attn: Thomas E. Frost Facsimile: (703) 526-5198

TMC (for purposes of its agreements contained herein):	THE MILLS CORPORATION, a Delaware corporation
	By:	/s/ KENNETH R. PARENT
		Name:	Kenneth R. Parent
		Title:	Executive Vice President and Chief Financial Officer
Notice Address: The Mills Limited Partnership 1300 Wilson Boulevard, Suite 400 Arlington, VA 22209 Attn: Thomas E. Frost Facsimile: (703) 526-5198

ADMINISTRATIVE AGENT AND LENDER:	FLEET NATIONAL BANK
	By	/s/ MARGARET A. MULCAHY
		Name:	Margaret A. Mulcahy
		Title:	Director
Notice Address, Domestic Lending Office and LIBOR Lending Office: 100 Federal Street, 9th Floor Mail Stop MA DE 10009A Boston, Massachusetts 02110 Attn: Margaret A. Mulcahy Facsimile: 617/434-6355

Pro Rata Share: 15.8571428571%
Revolving Credit Commitment: $27,750,000

LENDER:	COMMERZBANK AG NEW YORK AND GRAND CAYMAN BRANCHES
	By	/s/ CHRISTIAN BERRY
		Name:	Christian Berry
		Title:	Assistant Vice President
	By	/s/ STEVE ROSAMILIA
		Name:	Steve Rosamilia
		Title:	Vice President
Notice Address, Domestic Lending Office and LIBOR Lending Office: Commerzbank AG 2 World Financial Center New York, NY 10281 Attn: Christian Berry, Assistant Vice President Facsimile: 212/400-5773
Pro Rata Share: 15.8571428571% Revolving Credit Commitment: $27,750,000

LENDER:	JP MORGAN CHASE BANK
	By	/s/ JOHN MIX
		Name:	John Mix
		Title:	Vice President
Notice Address, Domestic Lending Office and LIBOR Lending Office: 270 Park Avenue, 31st Floor New York, NY 10017 Attn: John Mix Facsimile: 212/270-3513
Pro Rata Share: 12.0000000000% Revolving Credit Commitment: $21,000,000

LENDER:	DRESDNER BANK, AG, NEW YORK BRANCH
	By	/s/ MAUREEN SLENTZ
		Name:	Maureen Slentz
		Title:	Director
	By	/s/ RYAN HUDDLESTUN
		Name:	Ryan Huddlestun
		Title:	Vice President
Notice Address, Domestic Lending Office and LIBOR Lending Office: 75 Wall Street Credit Admin., 33rd Floor New York, NY 10005 Attn: Joyanna Dennis, Account Administrator Facsimile: 212/429-2130
Pro Rata Share: 14.2857142857% Revolving Credit Commitment: $25,000,000

LENDER:	BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH
By
/s/ LARNEY BISBANO
		Name:	Larney Bisbano
		Title:	Director
By
/s/ CHRISTINE ELICK
		Name:	Christine Elick
		Title:	Director
Notice Address, Domestic Lending Office and LIBOR Lending Office: 622 3rd Avenue New York, NY 100171 Attn: Larry Bisbano Facsimile: 212/672-5527
Pro Rata Share: 10.5714285714% Revolving Credit Commitment: $18,500,000

LENDER:	MORGAN STANLEY SENIOR FUNDING, INC.
	By	/s/ JAAP L. TONCKENS
		Name:	Jaap L. Tonckens
		Title:	Vice President
Notice Address, Domestic Lending Office and LIBOR Lending Office: Morgan Stanley Senior Funding, Inc. 1585 Broadway, 10th Floor New York, NY 10036 Attn: Jaap L. Tonckens Facsimile: Fax: 212/761 0322
Pro Rata Share: 0% Revolving Credit Commitment: $0

LENDER:	PB CAPITAL CORPORATION
	By	/s/ GEORGE LORA
		Name:	George Lora
		Title:	Vice President
	By	/s/ MICHAEL SHIELDS
		Name:	Michael Shields
		Title:	Vice President
Notice Address, Domestic Lending Office and LIBOR Lending Office: 590 Madison Avenue New York, NY 10022 Attn: Michael Shields Facsimile: 212/756-5536
Pro Rata Share: 14.2857142857% Revolving Credit Commitment: $25,000,000

LENDER:	SOVEREIGN BANK
	By	/s/ T. GREGORY DONOHUE
		Name:	T. Gregory Donohue
		Title:	Vice President
Notice Address, Domestic Lending Office and LIBOR Lending Office: 75 State Street MA 1 SST 04 11 Boston, MA 02109 Attn: T. Gregory Donohue Facsimile: 617/757-5653
Pro Rata Share: 8.5714285714% Revolving Credit Commitment: $15,000,000

LENDER:	BRANCH BANKING AND TRUST CO.
	By	/s/ RONALD P. GUDBRANDSEN
		Name:	Ronald P. Gudbrandsen
		Title:	Senior Vice President
Notice Address, Domestic Lending Office and LIBOR Lending Office: 1909 K Street, N.W., Second Floor Washington, D.C. 20006-1152 Attn: Ronald P. Gudbrandsen Facsimile: 202/835-9287
Pro Rata Share: 8.5714285714% Revolving Credit Commitment: $15,000,000

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